UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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APACHE CORPORATION

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2020 Proxy Statement

APACHE CORPORATION

FORTIES ALPHA

Apache

Dear Fellow Shareholders,

On behalf of the entire Board, I thank you for all of your continued support and investment in Apache Corporation. As your Board, we maintain an active and ongoing dialogue with the Chief Executive Officer and other members of the management team, and we seek to achieve sustainable shareholder value through execution against a clear and focused strategy, prudent risk management, sound corporate governance, aligned executive compensation programs, and environmental and social responsibility initiatives.

We would like to highlight a few areas of particular significance for the Board this past year:

Taking Action. The Board and management remain in active and ongoing dialogue in order to remain flexible amidst challenging market conditions, particularly in the current oil price environment. To address these challenges, we are focused on factors that we can control, including continuing to implement our corporate redesign program by reducing operating and overhead costs and remaining flexible on our capital spending plans.

With the recent declaration of a global pandemic for COVID-19, we are taking additional actions, including taking steps to protect our employees’ health during this time, while also working to ensure business continuity. Due to forward-thinking actions taken over the last two years, Apache has less than $1 billion of debt maturing over the next 5 years and has ample liquidity through its $4 billion committed revolver. Recent actions taken by the Company in response to the current environment include:

▶	Reducing the dividend by 90 percent effective for all dividends payable after March 12, 2020

▶	Reducing capital spending from $2.4 billion in 2019 to a range of $1.0 billion to $1.2 billion in 2020

▶	Fully capturing the $150 million of promised G&A cost savings, with efforts still underway to reduce costs substantially further

▶	Closing all US offices so employees can work remotely

We will continue to take appropriate measures that position the Company for long-term value creation during uncertain times.

Strategy. Over the last few years, we have transformed ourselves from being an acquire and exploit company to an organic growth model, recognizing that our long-term success depended on our ability to explore for new resources. To that end, 2019 was a year of continued progress on important strategic initiatives and operational performance, including strict capital discipline, focused development in the Permian, and executing on high-impact exploration opportunities. Our strategy for creating long-term shareholder value continues to be straightforward and positions Apache for the long-term:

▶	Position and fund a capital program capable of delivering a sustainable combination of long-term returns with moderate pace of growth

▶	Flex our capital allocation and leverage our portfolio commensurate with the prevailing commodity price environment

▶	Live within cash flow and generate free cash return to investors

▶	Execute on organizational re-design and cost savings initiatives

▶	Carry out a comprehensive exploratory and appraisal program over Block 58 in Suriname

Engaging with Shareholders. As our business evolves, we continue to place a high value on incorporating direct feedback from our shareholders into our corporate governance and executive compensation practices. Our efforts ensure that as we transform our business, we remain focused on best practices in corporate governance while maintaining a compensation program that continues to demonstrate pay for performance, supports our strategic goals and reflects the views of our shareholders. This past year, I was pleased to meet or speak directly with some of our largest investors, while our management team engaged with many more. In all, we reached out to shareholders representing more than 77% of our outstanding shares.

Effective and Engaged Board. As the Chairman of the Board, I am confident that we have built a strong, committed and highly qualified group of directors that provide active oversight of our management and strategy. Juliet Ellis has been an excellent addition to the Board this year. She brings to our Board a variety of financial and executive experience, having previously served as a managing director and senior portfolio manager for Invesco Ltd. Thoughtful and ongoing attention to the composition of our Board is important as we seek to balance an appropriate mix of skills and experience which align with our company’s strategy, facilitate effective Board oversight of this strategy and are highly relevant to the industry in which we operate.

Environmental and Social Stewardship. Through our extensive shareholder engagement this year, we discussed the Board’s oversight of sustainability matters and the strong governance and accountability structures that have been put in place. In 2019, we expanded our environment- and social-focused compensation incentives, which included goals for safety, methane emissions, freshwater usage reduction and workforce diversity. We have made significant progress toward improving the safety of our workforce and reducing global greenhouse gas emissions intensity and freshwater usage. We remain committed to implementing industry-leading sustainable environmental practices within our operations, while creating value for our shareholders.

As Apache’s transformation progresses, our Board continues to value the feedback and support from our shareholders. Our Board looks forward to continuing the dialogue with you, and we value the trust you place in us through your investment in Apache Corporation.

Sincerely,

John E. Lowe

CHAIRMAN OF THE BOARD

Apache Corporation

April 3, 2020

FROM OUR Management Development & Compensation Committee Dear

Dear Fellow Shareholders,

As the independent Management Development & Compensation Committee (MD&C Committee) of Apache Corporation (the Company), our most important mandate is to structure our executive compensation programs to create close alignment with our shareholders’ interests, while continuing to attract and retain talented executives to execute the Company’s strategy and create long-term value.

Shareholder Feedback

In 2018 and 2019, we introduced significant improvements to our compensation practices based on shareholder feedback. In 2019, you responded positively to our efforts by an affirmative vote of 95 percent in favor of our initiatives.

With a relentless drive to strengthen our programs even further in 2020, in the fall of 2019 we conducted a comprehensive annual review of our compensation practices and offered to meet with our shareholders to obtain feedback regarding our contemplated improvements. We reached out directly to shareholders representing 77 percent of shares outstanding. We then met with shareholders representing over 48 percent of shares outstanding. Our independent directors, including our chairman and chair of the MD&C Committee, along with certain members of the management team were available for these discussions based on the preference of the particular shareholder.

As a result of this holistic shareholder engagement process, we have introduced important enhancements to our compensation practices that address areas of considerable shareholder interest and consensus. These changes fortify the programs that attracted strong shareholder support in 2019 as follows:

2020 Annual Incentive Compensation Plan

2020 Changes

▶	Placed greater emphasis on generating free cash flow (FCF) by introducing a measurable FCF metric with a weighting of 20 percent – see pages 32 and 47

▶

Added a goal pertaining to greenhouse gas emissions, fresh water use, natural gas flaring, the United Nations Sustainable Development Goals, and workforce training. This is in addition to a health and safety goal weighted at 10 percent, which, in total, represents a combined weighting of ESG-focused goals equal to 20 percent – see pages 32 and 47

▶	Increased the weighting of operational goals, which are measured quantitatively, to 70 percent from 60 percent – see page 33

▶	Eliminated the goal relating to production growth in order to better align incentives with shareholder return outcomes and the commodity price environment – see page 32

▶	Simplified the plan by reducing the number of metrics by 50% – see pages 33 and 47

2019 Changes Remaining in Effect for 2020

▶

Implemented a scorecard approach for the MD&C Committee’s strategic goal assessment to promote transparency and differentiate between quantitative and qualitative metrics. This will provide improved transparency around the question “How did the MD&C Committee weight and score each goal?” – see page 42

▶	Explained the business rationale for each strategic goal, to more clearly address the question “How does each goal advance the Company’s long-term strategy?” – see page 41

▶

Placed greater emphasis on the Company’s returns focus by introducing a cash return on invested capital (CROIC) metric, with the combined weighting of value-based measures CROIC and FCF in the 2020 plan now equal to 40 percent, up from 25 percent for the single CROIC measure in 2019 – see page 37

▶	Considered the reduction in methane emissions intensity and fresh water usage in assessing environmental-, social- and governance (ESG)-related measures commencing in 2018 – see pages 32 and 37

2020 Long-Term Incentive Compensation Plan

2020 Changes

▶	Increased the weighting of long-term performance awards for executives to 60 percent, up from 55 percent – see pages 31, 33, and 43

▶

Added the S&P 500 Index as one of 17 total shareholder return (TSR) performance peers to underscore the Company’s resolve to emphasize value-based measures in assessing performance – see pages 32, 47, and 50

2019 Changes Remaining in Effect for 2020

▶

Introduced a cap at target in the relative TSR portion of the performance share program in the event of negative absolute TSR, which supplements the negative discretion held by the MD&C Committee – see page 33

▶	Replaced the non-TSR metrics in the 2018 performance share program with a long-term CROIC metric over three years – see pages 31, 32, and 44

▶	Enhanced disclosure around performance share program payout, including specifics regarding the overall TSR rank and quantitative measures – see page 45

Other Compensation Program Changes

2020 Changes

▶

Reduced the CEO and President’s target compensation by 10 percent and adjusted the target compensation for other executive officers to maintain alignment with market reference pay levels – see pages 33 and 35

2019 Changes Remaining in Effect for 2020

▶	Increased the stock ownership requirement of the CEO and President from 6x base salary to 10x base salary – see pages 31, 33, and 35

▶

Identified differentiated peer groups: (1) a compensation peer group that takes into account our competition for executive talent among oil and gas exploration and production companies that, like Apache, operate in the United States and internationally and (2) a TSR performance peer group that takes into account a balanced view of market competition for the production and sale of crude oil, natural gas, and natural gas liquids from conventional and unconventional resources – see pages 34 and 47

The MD&C Committee is dedicated to ensuring that our compensation programs motivate long-term value creation. We believe the changes to our compensation programs help advance that prime objective. Taking into account shareholder feedback, we assess changes, and indeed all elements of the program, in the context of the Company’s strategic objectives to:

▶	Operate safely and environmentally responsibly

▶	Deliver attractive risk-adjusted returns and improve FCF yield while maintaining capital discipline

▶	Return value to shareholders in the form of dividend payments, share repurchases, and debt reduction

▶	Maintain a balanced portfolio, including organic exploration

▶	Employ leading technology strategies and progress sustainability initiatives

Our goal is to ensure that our compensation programs align with our shareholders’ interests. Realized pay versus reported pay is one of the best ways to measure alignment. During the transformational period 2015 to 2019, just prior to our Suriname discovery, our CEO and President’s realized pay was 46.4 percent lower than his reported pay for the period. The CEO and President continues to hold the same number of shares granted to him over the period, resulting in actual pay that is 57.8 percent lower than his reported pay for the period. This compares to the Company’s stock price performance during that same period of -59.2 percent, excluding dividends. This strong alignment is reinforced by the CEO and President’s increased stock ownership requirement of 10x his base salary, evidencing an unwavering commitment to long-term value creation.

We look forward to your continuous feedback as we strive to position our Company as a recognized leader with respect to compensation practices.

Sincerely,

Members of the Management Development

and Compensation Committee

William C. Montgomery, Chairman

Annell R. Bay

Rene R. Joyce

Daniel W. Rabun

April 3, 2020

One Post Oak Central, 2000 Post Oak Boulevard,

Suite 100, Houston, Texas 77056-4400

Notice of Annual Meeting of Shareholders

Thursday, May 14, 2020

10:00 a.m. Houston Time,

Three Post Oak Central - Live Oak Auditorium

1990 Post Oak Boulevard, Houston, Texas 77056

The 2020 annual meeting of shareholders of Apache Corporation, a Delaware corporation, will be held on Thursday, May 14, 2020, at 10:00 a.m. (Houston time), in the Live Oak Auditorium of Three Post Oak Central, 1990 Post Oak Boulevard, Houston, Texas 77056, for the following purposes:

1.	Election of the ten directors named in the attached proxy statement to serve until the Company’s annual meeting in 2021;
2.	Ratification of appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2020;
3.	Advisory vote to approve the compensation of the Company’s named executive officers; and
4.	Transaction of any other business that may properly come before the meeting or any adjournment thereof.

Holders of record of the Company’s common stock as of the close of business on March 16, 2020, are entitled to notice of, and to vote at, the annual meeting.

Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section titled “How to Vote” beginning on page 2 of this proxy statement, or, if you requested to receive printed proxy materials, your enclosed proxy card.

The Company is actively monitoring developments regarding coronavirus (COVID-19) and is sensitive to the public health and travel concerns of the Company’s shareholders as well as the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold the annual meeting in person or at the date and time set forth above, the Company will announce alternative arrangements for the meeting as promptly as practicable, which may include changing the date and time of the meeting or holding the meeting by means of remote communication. If alternative arrangements are implemented, then the Company will issue a press release detailing such changes. The press release will be posted on the Company’s website and filed with the Securities and Exchange Commission as additional proxy materials. If you are planning to attend the annual meeting, please check the Company’s website prior to the meeting date. As always, you are encouraged to vote your shares prior to the annual meeting date.

Houston, Texas

April 3, 2020

By order of the Board of Directors

Rajesh Sharma

Corporate Secretary

APACHE CORPORATION

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be held on May 14, 2020:

This proxy statement, along with the Company’s Annual Report on Form 10-K for the fiscal year ended

December 31, 2019, are available free of charge at

http://www.proxydocs.com/APA

Information on our website and any other website referenced herein is not incorporated by reference into, and does not constitute a part of, this proxy statement.

APACHE CORPORATION - 2020 Proxy Statement	1

PROXY STATEMENT

GENERAL

This proxy statement contains information about the 2020 annual meeting of shareholders of Apache Corporation. In this proxy statement both “Apache” and the “Company” refer to Apache Corporation. This proxy statement and the enclosed proxy card are being made available to you by the Company’s Board of Directors starting on or about April 3, 2020.

PURPOSE OF THE ANNUAL MEETING

At the Company’s annual meeting, shareholders will vote on the following matters:

•	Proposals 1-10: election of directors;

•	Proposal 11: ratification of appointment of Ernst & Young LLP as the Company’s independent auditors;

•	Proposal 12: advisory vote to approve the compensation of the Company’s named executive officers; and

•	Transaction of any other business that properly comes before the meeting. As of the date of this proxy statement, the Company is not aware of any other business to come before the meeting.

There are no rights of appraisal or similar rights of dissenters arising from matters to be acted on at the meeting.

WHO CAN VOTE

Only shareholders of record holding shares of Apache common stock at the close of business on the record date, March 16, 2020, are entitled to receive notice of the annual meeting and to vote the shares of Apache common stock they held on that date. The Company’s stock transfer books will not be closed. A complete list of shareholders entitled to vote at the annual meeting will be available for examination by any Apache shareholder at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400, for purposes relating to the annual meeting, during normal business hours for a period of ten days before the meeting.

As of February 28, 2020, there were 377,417,771 shares of Apache common stock issued and outstanding. Holders of Apache common stock are entitled to one vote per share and are not allowed to cumulate votes in the election of directors.

HOW TO VOTE

If your shares of Apache common stock are held by a broker, bank, or other nominee (in “street name”), you will receive instructions from them on how to vote your shares. If your shares are held by a broker and you do not give the broker specific instructions on how to vote your shares, your broker may vote your shares at its discretion on “routine” matters to be acted upon at the annual meeting. However, your shares will not be voted on any of the “non-routine” matters described below. An absence of voting instructions on any “non-routine” matters will result in a “broker non-vote.”

The only “routine” matter to be acted upon at the annual meeting is Proposal No. 11: ratification of appointment of Ernst & Young LLP as the Company’s independent auditors. All other matters to be acted upon at the annual meeting are “non-routine” matters and, as such, if you hold all or any portion of your shares in street name and you do not give your broker or bank specific instructions on how to vote such shares, then your shares will not be voted on any of the following “non-routine” matters:

•	Proposals 1-10: election of directors; and

•	Proposal 12: advisory vote to approve the compensation of the Company’s named executive officers.

If you hold all or any portion of your shares of Apache common stock in your own name (as a “shareholder of record”), then you may instruct the Company on how to vote such shares:

(1)	over the internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials; or

(2)	if you requested to receive printed proxy materials:

(A)        by scanning the QR code on the enclosed proxy card with your mobile device (specific directions for using the mobile voting system are shown on the proxy card); or

2	APACHE CORPORATION - 2020 Proxy Statement

(B)        by using the toll-free telephone number listed on the enclosed proxy card (specific directions for using the telephone voting system are included on the proxy card); or

(C)        by marking, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided.

When using internet, mobile device, or telephone voting, the voting systems will verify that you are a shareholder through the use of a company number for Apache and a unique control number for you.

Whichever method you use to transmit your instructions, your shares of Apache common stock will be voted as you direct. If you designate the proxies named on the proxy card to vote on your behalf, but do not specify how to vote your shares, they will be voted:

•	FOR the election of the nominees for director,

•	FOR the ratification of appointment of Ernst & Young LLP as the Company’s independent auditors,

•	FOR the advisory vote to approve the compensation of the Company’s named executive officers, and

•	In accordance with the judgment of the persons voting the proxy on any other matter properly brought before the meeting.

If you vote in advance using one of these methods, you may still attend and vote at the meeting. See “Revoking a Proxy” below.

VOTING 401(K) SAVINGS PLAN SHARES

If you are an employee or former employee of the Company participating in the Apache 401(k) Savings Plan and have shares of Apache common stock credited to your plan account as of the record date, you will receive printed proxy materials, including a proxy card, in respect of such shares. You have the right to direct the plan trustee regarding how to vote the shares credited to your plan account as of the record date. The trustee for the 401(k) Savings Plan is Fidelity Management Trust Company.

The trustee will vote the shares in your plan account in accordance with your instructions. If you do not send instructions (in the manner described under “How to Vote” above) or if your proxy card is not received by May 11, 2020, then the shares credited to your account will be voted by the trustee in the same proportion as it votes shares for which it did receive timely instructions.

REVOKING A PROXY

You may revoke a proxy before it is voted by submitting a new proxy with a later date by internet, mobile device, telephone, or mail (if applicable), by voting at the meeting, or by filing a written revocation with Apache’s corporate secretary. Your attendance at the annual meeting alone will not automatically revoke your proxy.

QUORUM

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Apache common stock outstanding on the record date will constitute a quorum, permitting the business of the meeting to be conducted.

VOTES NEEDED

Election of Directors

The affirmative vote of a majority of the votes cast at the annual meeting is required for the election of directors. You may vote FOR or AGAINST any or all director nominees or you may ABSTAIN as to one or more director nominees. As set forth in our bylaws, only votes FOR or AGAINST the election of a director nominee will be counted. Abstentions and broker non-votes count for quorum purposes, but not for purposes of the election of directors. A vote to ABSTAIN is not treated as a vote FOR or AGAINST and will have no effect on the outcome of the vote.

Ratification of the Appointment of Independent Auditors

The affirmative vote of a majority of the votes cast at the annual meeting is required for ratification of appointment of Ernst & Young LLP as the Company’s independent auditors. You may vote FOR or AGAINST the ratification of appointment

APACHE CORPORATION - 2020 Proxy Statement	3

of Ernst & Young LLP as the Company’s independent auditors or you may ABSTAIN. Votes cast FOR or AGAINST and ABSTENTIONS with respect to this matter will be counted as shares entitled to vote on the matter. Broker non-votes will also be counted as shares entitled to vote on this matter. A vote to ABSTAIN will have the effect of a vote AGAINST ratification of the appointment of our independent registered public accounting firm.

Advisory Vote to Approve the Compensation of Our Named Executive Officers

You may vote FOR or AGAINST the advisory vote to approve the compensation of our named executive officers or you may ABSTAIN. The affirmative vote of a majority of the votes cast at the annual meeting is required for advisory approval of the compensation of our named executive officers. Votes cast FOR or AGAINST and ABSTENTIONS with respect to the proposal will be counted as shares entitled to vote on the proposal. Broker non-votes will not be counted as shares entitled to vote on the proposal. A vote to ABSTAIN will have the effect of a vote AGAINST the proposal.

Other Business

The affirmative vote of a majority of the votes cast at the annual meeting is required for approval of any other business that may properly come before the meeting or any adjournment thereof. Only votes FOR or AGAINST approval of any other business will be counted. Abstentions and broker non-votes count for quorum purposes, but not for the voting on the approval of such other business.

WHO COUNTS THE VOTES

Representatives of EQ Shareowner Services will tabulate the votes and act as inspectors of the election.

4	APACHE CORPORATION - 2020 Proxy Statement

SUMMARY INFORMATION ABOUT OUR BOARD OF DIRECTORS

APACHE CORPORATION - 2020 Proxy Statement	5

ELECTION OF DIRECTORS

(PROPOSAL NOS. 1 – 10)

The current terms of directors Annell R. Bay, John J. Christmann IV, Juliet S. Ellis, Chansoo Joung, Rene R. Joyce, John E. Lowe, William C. Montgomery, Amy H. Nelson, Daniel W. Rabun, and Peter A. Ragauss will expire at the annual meeting. Each of Ms. Bay, Mr. Christmann, Ms. Ellis, Mr. Joung, Mr. Joyce, Mr. Lowe, Mr. Montgomery, Ms. Nelson, Mr. Rabun, and Mr. Ragauss has been recommended by the Company’s Corporate Governance and Nominating Committee and nominated by the Board of Directors for election by the shareholders to an additional one-year term. If elected, Ms. Bay, Mr. Christmann, Ms. Ellis, Mr. Joung, Mr. Joyce, Mr. Lowe, Mr. Montgomery, Ms. Nelson, Mr. Rabun, and Mr. Ragauss will serve beginning upon their election until their respective successors shall have been duly elected and qualified at the annual meeting of shareholders in 2021.

Unless otherwise instructed, all proxies will be voted in favor of these nominees. If one or more of the nominees is unwilling or unable to serve, the proxies will be voted only for the remaining named nominees. Proxies cannot be voted for more than ten nominees. The Board of Directors knows of no nominee for director who is unwilling or unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS.

6	APACHE CORPORATION - 2020 Proxy Statement

Nominees for Election as Directors

Biographical information as of April 3, 2020, including principal occupation and business experience during the last five years, of each nominee for director, is set forth below. Unless otherwise stated, the principal occupation of each nominee has been the same for the past five years. In addition, each nominee’s experience, qualifications, attributes, or skills to serve on our Board are set forth below.

Annell R. Bay

Board tenure and responsibilities:

Ms. Bay, 64, joined the Company’s Board of Directors in May 2014. She chairs the Corporate Governance and Nominating Committee and is a member of the Management Development and Compensation Committee.

Experience:

From July 2011 to April 2014, Ms. Bay served as vice president, Global Exploration, of Marathon Oil Corporation, having previously held the position of senior vice president, Exploration, since June 2008.

Prior to joining Marathon, Ms. Bay served as vice president, Americas Exploration of Shell Exploration and Production Company from 2004-2008.

Prior to joining Shell, Ms. Bay was vice president, Worldwide Exploration, and vice president, North America Exploration, of Kerr-McGee Oil and Gas Corporation, having been with Oryx Energy prior to its merger with Kerr-McGee.

Ms. Bay serves as a director of Hunting PLC, a London-based energy service provider, and Verisk Analytics, Inc., a global data analytics provider. She also serves on the advisory boards for the Jackson School of Geosciences at the University of Texas at Austin and the Independent Petroleum Association of America Energy Education Center and is a trustee of Trinity University, San Antonio, Texas.

Skills and qualifications:

With her extensive executive experience in the oil and gas industry, and as a result of her service on the advisory boards of educational and industry organizations, Ms. Bay brings to the Board a wealth of oil and gas exploration and operations, civic, and educational experience.

As a member of public company boards in two countries having significantly different governance regulatory regimes, Ms. Bay also brings unique governance skills and experience to the Board. She is a highly regarded speaker at major governance events on both sides of the Atlantic. She has hosted individual and small group meetings with large and ESG-focused shareholders. As chair of the Corporate Governance and Nominating Committee, she has overseen the updating of the Company’s governance principles and the adoption of a committee calendar formalizing oversight of key ESG subjects.

APACHE CORPORATION - 2020 Proxy Statement	7

John J. Christmann IV

Board tenure and responsibilities:

Mr. Christmann, 53, was appointed the Company’s chief executive officer and president, and joined the Company’s Board of Directors effective January 20, 2015.

Experience:

Mr. Christmann previously served as the Company’s executive vice president and chief operating officer, North America, since January 2014.

From January 2010 through December 2013, he served as region vice president, Permian Region. From January 2004 through December 2009, he served as vice president, Business Development, and from April through December 2003, he served as production manager for the Gulf Coast Region. Prior to that, Mr. Christmann held various positions of increasing responsibility in the business development area since joining the Company in 1997.

Previously, Mr. Christmann was employed by Vastar Resources/ARCO Oil and Gas Company in business development, crude oil marketing, and various production, operational, and reservoir engineering assignments.

Mr. Christmann received his bachelor’s degree in petroleum engineering from the Colorado School of Mines and Master of Business Administration from Southern Methodist University.

Skills and qualifications:

With over 31 years in the oil and gas industry, including over 22 years at the Company leading both operational and staff functions and most recently serving as chief executive officer, Mr. Christmann has the proficiency and depth to manage and operate a large-scale oil and gas exploration and production company.

Mr. Christmann’s extensive experience in the oil and gas industry has provided him with an in-depth understanding of successful execution and operational management in the field, an appreciation and talent for value-added merger and acquisition activity, and the expertise to oversee the strategic direction of a large, publicly traded company.

His experience, coupled with his thorough knowledge and understanding of the Company’s assets and unique operations, complement Mr. Christmann’s management strengths and enable him to lead the Company through the complexities of day-to-day operations as well as the macro-economic impact of commodity prices.

Juliet S. Ellis

Board tenure and responsibilities:

Ms. Ellis, 61, joined the Company’s Board of Directors in May 2019. She is a member of the Audit Committee and the Corporate Governance and Nominating Committee.

Experience:

Ms. Ellis served as a managing director and senior portfolio manager for Invesco Ltd. (Invesco) and as the chief investment officer for Invesco’s US Growth Equities Investment Management Unit until her retirement in March 2019. Ms. Ellis was senior portfolio manager for Invesco’s Small Cap Growth Fund and Small Cap Equity Fund between 2004 and 2017. Ms. Ellis has over 32 years of experience in the institutional investment management industry and has been a Chartered Financial Analyst (CFA) since 1990.

Prior to joining Invesco in 2004, Ms. Ellis was employed by JPMorgan Chase & Co. (JPMorgan), including its predecessor, Fleming Asset Management, where she held increasingly senior positions, starting from an equity analyst position in 1987 to a senior portfolio manager in 1993 and a managing director in 2000, where she served as senior portfolio manager of JPMorgan’s small-cap equity and small-cap growth strategies. She began her investment career in 1981 with Merrill Lynch.

Ms. Ellis has been a member of the board of directors for Donnelley Financial Solutions, Inc. since 2018 and serves on its audit committee. Ms. Ellis is a member of the board of directors for non-profit Houston Methodist Hospital and serves as the chair of its finance committee. She is also a member of Women Corporate Directors (WCD).

Skills and qualifications:

Ms. Ellis brings a variety of financial and executive experiences and perspectives to the Board. Her extensive experience in portfolio management, strategy, and risk oversight, along with her institutional-investor perspective, will enhance her contributions to the Board.

8	APACHE CORPORATION - 2020 Proxy Statement

Chansoo Joung

Board tenure and responsibilities:

Mr. Joung, 59, joined the Company’s Board of Directors in February 2011. He chairs the Audit Committee and is a member of the Corporate Governance and Nominating Committee.

Experience:

From 2005 to 2015, Mr. Joung was a partner and then senior advisor at Warburg Pincus LLC. He was responsible for making and monitoring investments in all sectors of the energy industry, including upstream, gas and gas liquids processing and transportation, and electric power. He was also responsible for global coordination of the firm’s renewables activities, including wind, solar, biofuels, and grid storage.

From 1987 to 2004, Mr. Joung was employed by Goldman Sachs where he held increasingly senior positions, culminating his 17-year career as head of the Americas Natural Resources Group in the investment banking division. His other leadership responsibilities in the investment banking division included stints as co-head of recruiting and co-head of women’s and diversity recruitment and development.

Mr. Joung has been a member of the board of directors of the general partner of Magellan Midstream Partners, L.P. since May 2019 and serves on its compensation committee and nominating and governance committee. He is also an advisory director on the advisory board of Pickering Energy Partners LP.

Prior to joining Apache’s Board, Mr. Joung served as a director on two other NYSE-listed company boards: Targa Resources Partners LP from 2007 to 2011, and Targa Resources Corporation from 2010 to 2011. He also served as a director on a number of private company boards during his tenure at Warburg Pincus.

Skills and qualifications:

Mr. Joung has spent almost his entire career in the finance industry working with energy companies. Through his experiences in private equity and as an investment banker, Mr. Joung gained significant experience with energy companies, the energy industry, and energy-related capital markets and mergers and acquisitions activity, which enhance his contributions to the Board. Those experiences have also given Mr. Joung the ability to identify, assess, and manage risk that can affect a large energy company like Apache.

Rene R. Joyce

Board tenure and responsibilities:

Mr. Joyce, 72, joined the Company’s Board of Directors in May 2017. He is a member of the Management Development and Compensation Committee.

Experience:

He currently serves as a director of midstream company Targa Resources Corporation (Targa Resources). Mr. Joyce previously served as executive chairman of the board of Targa Resources between 2012 and 2014 and as chief executive officer of Targa Resources between 2005 and 2011. Mr. Joyce also served as a member of the supervisory directors of Core Laboratories N.V. (Core Labs) from 2000 until May 2013.

In addition to his leadership roles with Targa Resources, several of its subsidiaries, and Core Labs, Mr. Joyce previously served as president of onshore pipeline operations of Coral Energy, LLC, a subsidiary of Shell Oil Company, and as president of energy services of Coral Energy Holding, LP, also a subsidiary of Shell and the gas and power marketing joint venture between Shell and Tejas Gas Corporation, a natural gas pipeline company.

Prior to Shell’s acquisition of Tejas in 1998, he served as president of various operating subsidiaries of Tejas. Mr. Joyce holds a Bachelor of Science degree in mechanical engineering from Louisiana State University and a law degree from Loyola University.

Skills and qualifications:

As a current director and former executive chairman and chief executive officer of Targa Resources, Mr. Joyce has gained extensive experience in the midstream sector of the oil and gas business. Given the corporation’s focus on midstream processing and takeaway capacity for its production in the Permian and Delaware Basins, Mr. Joyce brings much needed midstream experience to the Board. Mr. Joyce’s understanding of this important area enhances his contributions to the Board.

APACHE CORPORATION - 2020 Proxy Statement	9

John E. Lowe

Board tenure and responsibilities:

Mr. Lowe, 61, joined the Company’s Board of Directors in July 2013 and became non-executive chairman as of May 2, 2015.

Experience:

Mr. Lowe enjoyed a 30-year career with ConocoPhillips and Phillips Petroleum Company, serving in positions of increasing responsibility during that time. Most recently, he served as assistant to the chief executive officer of ConocoPhillips, a position he held from 2008 until Phillips 66 was spun-off from ConocoPhillips in 2012.

Previously, Mr. Lowe held a series of executive positions in the exploration and production, commercial, and planning areas of ConocoPhillips, including executive vice president, exploration and production from 2007 to 2008; executive vice president, Commercial from 2006 to 2007; and executive vice president, planning, strategy, and corporate affairs from 2002 to 2006, as a part of which his responsibilities included government relations, public affairs, and corporate technology.

Mr. Lowe is a member of the board of directors for Phillips 66, Houston, Texas, and TC Energy Corporation, Calgary, Alberta. He is a senior executive advisor to Tudor, Pickering, Holt & Co. He is a former board member of Agrium Inc., Chevron Phillips Chemical Co. LLC, DCP Midstream LLC, and DCP Midstream GP LLC, the general partner of DCP Midstream Partners LP.

Skills and qualifications:

With over 30 years of experience in the oil and gas industry, and as an executive of ConocoPhillips, a director of Phillips 66, a director of TC Energy, a senior executive advisor to Tudor, Pickering, Holt & Co., and a former director of Agrium, Chevron Phillips Chemical Co. LLC, DCP Midstream LLC, and DCP Midstream GP, Mr. Lowe brings valuable experience to the Board, including experience identifying, assessing, and minimizing risks faced by oil and gas companies.

William C. Montgomery

Board tenure and responsibilities:

Mr. Montgomery, 58, joined the Company’s Board of Directors in September 2011. He chairs the Management Development and Compensation Committee.

Experience:

From October 2002 to April 2011, Mr. Montgomery was a partner in the investment banking division of Goldman, Sachs & Co., where he headed the firm’s Americas Natural Resources Group as well as its Houston office and was a member of the Investment Banking Services Leadership Group. Over the span of 22 years as an investment banker, Mr. Montgomery focused globally on large-cap energy companies, primarily in the upstream, integrated, and oil service sectors.

Since July 2011, Mr. Montgomery has served as a partner of Quantum Energy Partners, a private equity firm that focuses on investments in the energy and power industries. He is a member of Quantum Energy’s executive and investment committees. In October 2015, Mr. Montgomery was elected a director of Enterprise Products Holdings LLC, the general partner of Enterprise Products Partners L.P., where he is the chair of its audit committee and serves on its conflicts committee.

Mr. Montgomery has been an active civic leader, chairing the boards of the Houston Museum of Natural Science and the St. Francis Episcopal Day School. He currently serves on the board of trustees of the Episcopal Health Foundation and the Board of Visitors of the MD Anderson Cancer Center.

Skills and qualifications:

Mr. Montgomery has spent almost his entire career working in the finance industry focusing on large-cap energy companies. Formerly as an investment banker and now in private equity, Mr. Montgomery has gained significant experience with the energy industry and energy-related capital markets. The company also benefits from the extensive relationships that Mr. Montgomery has formed throughout his career serving various global energy companies. Mr. Montgomery’s contributions to the Board are aided by the knowledge and experience he gained from his current and former roles, which have involved broad and deep exposure to key issues impacting the upstream, midstream, and oil services sectors.

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Amy H. Nelson

Board tenure and responsibilities:

Ms. Nelson, 51, joined the Company’s Board of Directors in February 2014. She is a member of the Audit Committee and the Corporate Governance and Nominating Committee.

Experience:

Ms. Nelson is the president of Greenridge Advisors, LLC, which she founded in 2007 as an energy services and equipment consulting firm focused on the development, execution, and financing of growth strategies. Ms. Nelson advises her clients on strategy development, capital allocation, acquisition evaluation, and infrastructure development. Her clients span a broad range of oilfield service, product, and geographic markets.

From 2000 to 2007, Ms. Nelson served as a vice president of SCF Partners, an oilfield service and equipment-focused private equity firm, where she concentrated on investment strategy, investment execution, and portfolio company management.

Ms. Nelson was elected a director of NexTier Oilfield Solutions Inc. effective July 2019 and Helix Energy Solutions Group, Inc. effective August 2019. She also served on several private company boards during her tenure at SCF Partners and Greenridge Advisors. Since 2018, Ms. Nelson has served on the NACD TriCities Chapter Board of Directors.

From 1992 to 1998, Ms. Nelson worked for Amoco Production Company in planning, project management, and engineering roles.

Skills and qualifications:

Ms. Nelson has devoted her career to serving companies in the oil and gas industry. Ms. Nelson’s experiences have provided her with valuable insight into corporate strategy, capital allocation, and the assessment and management of risks faced by oil and gas companies.

Over the past decade, Ms. Nelson has also developed substantial water-related expertise in unconventional field development water cycle, including treatment technologies, water delivery and take-away temporary and permanent infrastructure, frac-water sources, containment and salt water disposal, management of access rights to ground, surface, industrial, and municipal water sources, and management of regulatory and compliance issues. Ms. Nelson’s understanding of this important environmental subject enhances her contributions to the Board.

Daniel W. Rabun

Board tenure and responsibilities:

Mr. Rabun, 65, joined the Company’s Board of Directors in May 2015. He is a member of the Management Development and Compensation Committee and the Corporate Governance and Nominating Committee.

Experience:

From 2007 to his retirement in May 2015, Mr. Rabun served as the chairman of Ensco plc, an offshore drilling services company, based in London. He retired as president and chief executive officer of Ensco in June 2014, having held the office of chief executive officer for more than seven years and president for more than eight years.

From 1986 through 2005, prior to joining Ensco, Mr. Rabun was a partner with the international law firm of Baker & McKenzie LLP, where he provided legal advice to oil and gas companies.

Mr. Rabun is a non-executive director of Golar LNG Ltd. and the Chairman of the Board of Apergy Corporation. During 2012, he served as chairman of the International Association of Drilling Contractors. Mr. Rabun has also been a certified public accountant since 1976.

Skills and qualifications:

Mr. Rabun brings a variety of experiences to our Board, including service as chairman of the board, president, and chief executive officer of Ensco. During Mr. Rabun’s term at Ensco, Ensco drilled some of the most complex wells for super majors, national oil companies, and independent operators in nearly every strategic oil and gas area in the world, from the North Sea to the “golden triangle” of the Gulf of Mexico, Brazil, and West Africa, and from the Middle East and the Mediterranean to Asia and Australia. Mr. Rabun’s experience as non-executive director of Golar LNG Ltd. gives him invaluable insight into the global liquid natural gas business, which will be beneficial to the corporation in its efforts to market natural gas. In addition, Mr. Rabun’s experience as chairman of the board of Apergy Corporation gives him good insight into new technologies used to drill and produce oil and gas.

Mr. Rabun’s international experience, global perspective, experience with strategic acquisitions, and financial acumen from having served as a public company’s chairman, president and chief executive officer assist the Board in the assessment and management of risks faced by oil and gas companies.

APACHE CORPORATION - 2020 Proxy Statement	11

Peter A. Ragauss

Board tenure and responsibilities:

Mr. Ragauss, 62, joined the Company’s Board of Directors in December 2014. He is a member of the Audit Committee.

Experience:

In November 2014, Mr. Ragauss retired from Baker Hughes after serving eight years as senior vice president and chief financial officer.

From 2003 to 2006, prior to joining Baker Hughes, Mr. Ragauss was controller, Refining and Marketing, for BP p.l.c. From 2000 to 2003, he was chief executive officer for Air BP. From 1998 to 2000, he was assistant to group chief executive for BP Amoco. He was vice president of Finance and Portfolio Management for Amoco Energy International when Amoco Corporation merged with BP.

From 1996 to 1998, Mr. Ragauss served as vice president of Finance for El Paso Energy International. He held positions of increasing responsibility at Tenneco Inc. from 1993 to 1996, and Kidder, Peabody & Co. Incorporated from 1987 to 1993.

Mr. Ragauss was elected a director of The Williams Companies, Inc. in September 2016.

Skills and qualifications:

Mr. Ragauss brings a wealth of accounting, financial, and executive experience to the Board, having held senior positions, including as chief executive officer, chief financial officer, controller and vice president finance. His wide and varied experiences in the oil and gas industry, including in the area of finance, have provided him with a unique understanding and insight concerning the risks faced by oil and gas companies.

12	APACHE CORPORATION - 2020 Proxy Statement

Director Independence

During the first two months of 2020, the Board of Directors evaluated all business and charitable relationships between the Company and the Company’s non-employee directors (all directors other than Mr. Christmann) and all other relevant facts and circumstances. As a result of the evaluation, the Board of Directors determined, as required by the Company’s Governance Principles, that each non-employee director is an independent director as defined by the standards for director independence established by applicable laws, rules, and listing standards, including, without limitation, the standards for independent directors established by The New York Stock Exchange, Inc. (“NYSE”), The Nasdaq Stock Market (“Nasdaq”), and the Securities and Exchange Commission (“SEC”). The Company’s Governance Principles are available on the Company’s website (www.apachecorp.com).

The Company’s Governance Principles require that the independent directors meet in executive session at least twice each year; in 2019, they met four times in executive session. These executive sessions are chaired by a non-executive chairman or a lead director. Pursuant to the Company’s Governance Principles, the non-executive chairman or lead director is an independent director who is elected from time to time, but not less than annually, by the affirmative vote of a majority of the independent directors. In addition to chairing the executive sessions, the non-executive chairman or lead director discusses management’s proposed meeting agenda with the other independent directors and reviews the approved meeting agenda with our chief executive officer, leads the discussion with our chief executive officer following the independent directors’ executive sessions, ensures that the Board’s individual group and committee self-assessments are done annually, leads periodic discussions with other Board members and management concerning the Board’s information needs, and is available for discussions with major shareholders. John E. Lowe has served as the Company’s non-executive chairman since May 2015. The role and responsibilities of the non-executive chairman or lead director and the method established for communication of concerns to the independent directors are included in the Company’s Governance Principles.

Reporting of Concerns to Independent Directors

Anyone who has concerns about the Company may communicate those concerns to the independent directors. Such communication should be mailed to the Company’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400, and the corporate secretary will forward such communications to the independent directors.

Board Leadership Structure and Risk Oversight

Board Leadership Structure

At different times in the Company’s history the positions of chair and chief executive officer have been split or combined as circumstances have warranted. Consistent with good governance practices, independent director John E. Lowe was appointed non-executive chairman effective May 2, 2015, and has been reelected to that position by the full Board annually. The Board regularly reviews all aspects of its governance profile, including the Board leadership structure, and will make changes as appropriate.

Risk Oversight

The full Board oversees the Company’s risk management, while Company management is responsible for the day-to-day management of risk. To assist it in this oversight role, the Board’s committees are primarily responsible for certain matters relating to the risks inherent in the committees’ respective areas of oversight, with each committee regularly reporting and making recommendations to the full Board. Examples of responsibility for the following risk oversight by our Board and its committees is delegated as set forth below:

•

The Audit Committee reviews with management the guidelines and policies governing the process by which senior management of the Company assess and manage the Company’s exposure to risk. In addition, the Audit Committee discusses with management (and, if appropriate, the independent auditor) the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

•

The Compensation Committee reviews the executive compensation program to ensure it does not encourage excessive risk-taking. It also reviews our executive compensation, incentive compensation and succession management development plans to ensure we have appropriate practices in place to support the retention and development of the talent necessary to achieve our business goals and objectives.

•

The Corporate Governance and Nominating Committee develops and recommends to the board of directors corporate governance principles, a code of conduct and ethics for the Company’s directors, officers, and employees, and reviews all related party transactions required to be disclosed pursuant to SEC Regulation S-K Item 404 for potential conflict of interest situations and approves all such transactions. It also reviews risks associated with environmental, social, and governance trends, issues and concerns, domestic and international, which affect or could affect our business activities, performance and reputation.

APACHE CORPORATION - 2020 Proxy Statement	13

•

Our Board receives regular updates and recommendations from the committees about these activities, and reviews additional risks not specifically within the purview of any particular committee and risks of a more strategic nature, including operational risks and those relating to health, environment, safety, and security.

•

Cybersecurity risk is an area of increasing focus for our Board, particularly as more and more of our operations rely on digital technologies. To mitigate this risk, the Company has adopted an information security program, which uses sophisticated technology and processes and is aligned with the National Institute of Standards and Technology Cybersecurity Framework for risk management. Our management team provides the Audit Committee and the full Board with regular updates regarding this program, as well as on trends in cyberattack activities and other developments impacting our digital security.

•

Additionally, the company has a Corporate Risk Management Committee (“CRMC”) composed of certain members of our management team. The CRMC monitors and manages risks and is tasked with, among other things, ensuring sound policies, procedures, and practices are in place to address corporate-wide management of risks including financial and operational. The CRMC regularly reports to the company’s board of directors on the leading risks as assessed by the members of the CRMC.

In addition to the oversight provided by our Board of Directors, its committees, executive officers, and the members of our management team, including our CRMC, our independent directors hold regularly scheduled executive sessions as often as they deem appropriate, but in any event at least twice each year. These executive sessions provide an additional avenue through which the board monitors the Company’s risk exposure and policies regarding risk management.

The Company believes that this structure and division of responsibility is the most effective way to monitor and control risk.

For discussion of risk considerations in our compensation programs, please see “Compensation Discussion and Analysis – Risk Considerations in Compensation Programs” included in this proxy statement.

Standing Committees and Meetings of the Board of Directors

The Board of Directors has an Audit Committee, a Corporate Governance and Nominating (“CG&N”) Committee, and a Management Development and Compensation (“MD&C”) Committee. Actions taken by these committees are reported to the Board of Directors at the next Board meeting. During 2019, each of the Company’s continuing directors who was then-serving attended all meetings of the Board of Directors and committees of which he or she was a member. All directors attended the Company’s 2019 annual meeting of shareholders held on May 23, 2019.

Name	Board	Audit	CG&N	MD&C
Annell R. Bay
John J. Christmann IV
Juliet S. Ellis
Chansoo Joung
Rene R. Joyce
John E. Lowe
William C. Montgomery
Amy H. Nelson
Daniel W. Rabun
Peter A. Ragauss
No. of Meetings in 2019	8	11	5	7

Independent Non-Executive Chairman of the Board

Committee Chairperson

14	APACHE CORPORATION - 2020 Proxy Statement

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibility relating to (i) the integrity of the Company’s consolidated financial statements, accounting and financial reporting processes, and systems of internal controls over accounting and financial reporting; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications, independence, and performance, including having sole authority for appointment, compensation, oversight, evaluation, and termination; (iv) the performance of the Company’s internal audit function; (v) the report of the Audit Committee required by the rules of the SEC, as included in this proxy statement; and (vi) the fulfillment of the other responsibilities set out in its charter. The Audit Committee charter, as adopted by the Board of Directors and which reflects applicable SEC, NYSE, and Nasdaq rules and regulations, is available on the Company’s website (www.apachecorp.com).

As described more fully above in “Board Leadership Structure and Risk Oversight,” the Audit Committee is also tasked with reviewing the guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk. In addition, the Audit Committee oversees the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

The Board of Directors has determined that all members of the Audit Committee qualify as financial experts, as defined in Item 407 of Regulation S-K under the Securities Act of 1933, as amended, and each are considered “financially literate” under NYSE rules. During 2019 and the first two months of 2020, the Board of Directors reviewed the composition of the Audit Committee pursuant to the rules of the SEC, NYSE, and Nasdaq governing audit committees. Based on this review, the Board of Directors confirmed that all members of the Audit Committee are “independent” under the SEC, NYSE, and Nasdaq rules.

CG&N Committee

The duties of the CG&N Committee include recommending to the Board of Directors the slate of director nominees submitted to the shareholders for election at each annual meeting and proposing qualified candidates to fill vacancies on the Board of Directors. The CG&N Committee is also responsible for developing corporate governance principles for the Company, reviewing related party transactions, and overseeing the evaluation of the Board of Directors. During the first two months of 2020, the Board of Directors reviewed the composition of the CG&N Committee pursuant to the rules of the NYSE and Nasdaq governing nominating and governance committees. Based on this review, the Board of Directors confirmed that all members of the CG&N Committee are “independent” under the NYSE and Nasdaq rules. The CG&N Committee charter, as adopted by the Board of Directors, is available on the Company’s website (www.apachecorp.com).

The CG&N Committee considers director nominee recommendations from executive officers of the Company, independent members of the Board, and shareholders of the Company, as well as recommendations from other interested parties. The CG&N Committee may also retain an outside search firm to assist it in finding appropriate nominee candidates. Shareholder recommendations for director nominees received by Apache’s corporate secretary (at the address for submitting shareholder proposals and nominations set forth under the heading “Future Shareholder Proposals and Director Nominations” below) are forwarded to the CG&N Committee for consideration.

MD&C Committee

The MD&C Committee reviews the Company’s management resources and structure and administers the Company’s compensation programs and retirement, stock purchase, and similar plans. During the first two months of 2020, the Board of Directors reviewed the composition of the MD&C Committee pursuant to the rules of the NYSE and Nasdaq governing compensation committees. Based on this review, the Board of Directors confirmed that all members of the MD&C Committee are “independent” under the NYSE and Nasdaq rules. All members of the Committee are also “outside directors,” as defined by applicable federal tax law or regulations of the Internal Revenue Service. The MD&C Committee charter, as adopted by the Board of Directors, is available on the Company’s website (www.apachecorp.com).

Committee Charters

You can access electronic copies of the charters of the Audit Committee, CG&N Committee, and MD&C Committee of the Board of Directors on the Company’s website (www.apachecorp.com). Our Governance Principles and our Code of Business Conduct and Ethics, which meet the requirements of a code of ethics under applicable SEC regulations and NYSE and Nasdaq standards, each document as amended from time to time, are also available on the Company’s website. You may request printed copies of any of these documents by writing to Apache’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400.

APACHE CORPORATION - 2020 Proxy Statement	15

Board and Committee Evaluations

Our Board of Directors recognizes that a thorough evaluation process is an important element of corporate governance and enhances our Board’s effectiveness. Therefore, each year, the independent non-executive chairman of the Board oversees the evaluation process to ensure that the full Board and each committee conduct an assessment of their performance and solicit feedback for areas of improvement. With respect to the full Board, our chairman interviews each Board member individually to solicit Board feedback on a wide-range of performance-related matters. In turn, the chairwoman of the CG&N Committee interviews each Board member to solicit feedback on the non-executive chairman’s performance. Each committee also conducts a thorough annual self-evaluation in the committee’s executive session. These evaluations are then shared with the full Board during the Board’s executive session.

In December 2018, the Board also engaged the National Association of Corporate Directors (“NACD”), which administered an independent board evaluation through individual interviews with each director and an online survey completed by each director. After discussion with the independent non-executive chairman and the chairwoman of the CG&N Committee, NACD facilitated a discussion of the results with the full Board.

Criteria for New Board Members and Re-Election of Board Members

The CG&N Committee considers the following criteria in recommending new nominees or the re-election of directors to the Company’s Board of Directors and its committees:

•

Expertise and perspective needed to govern the business and strengthen and support senior management; for example: strong financial expertise, knowledge of international operations, or knowledge of the petroleum industry and/or related industries.

•	Sound business judgment and a sufficiently broad perspective to make meaningful contributions.

•	Interest and enthusiasm in the Company and a commitment to become involved in its future.

•	The time and energy to meet Board of Directors commitments.

•	Ability to constructively participate in discussions, with the capacity to quickly understand and evaluate complex and diverse issues.

•	Dedication to the highest ethical standards.

•	Dedication to the highest health, safety, and environmental standards.

•	Supportive of management, but independent, objective, and willing to question and challenge both openly and in private exchanges.

•	An awareness of the dynamics of change and a willingness to anticipate and explore opportunities.

All decisions to recommend the nomination of a new nominee for election to the Board of Directors or for the re-election of a director are within the sole discretion of the CG&N Committee.

The above criteria and guidelines, together with the section of the Company’s Governance Principles entitled “Qualifications of Board Members,” constitute the policy of the CG&N Committee regarding the recommendation of new nominees or the re-election of directors to the Company’s Board of Directors or its committees. The Company’s Governance Principles are available on the Company’s website (www.apachecorp.com).

Diversity

Company policy precludes directors and employees from discriminating against any protected group. As such, all director candidates are evaluated, and the decision of whether or not to nominate a particular candidate is made, based solely on Company- and work-related factors and not with regard to a candidate’s or director’s inclusion in any protected class or group identified in the Company’s anti-discrimination policy. The Company’s approach to Board diversity complements this policy, as we believe that Board diversity in all its aspects is essential to our business. Our criteria for Board selection, summarized above, operates as our diversity policy.

The Board is committed to recruiting and appointing a diverse and broadly inclusive membership. Four of our ten director nominees are diverse, based on gender and ethnicity. The board is committed to diversity of experience also, recently adding Juliet S. Ellis, a former portfolio manager to the board. Among other things, Ms. Ellis brings a shareholder’s point of view to each board meeting.

16	APACHE CORPORATION - 2020 Proxy Statement

Report of the Audit Committee

The following report of the Audit Committee of the Company shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Audit Committee is operated under a charter that specifies the scope of the Committee’s responsibilities. The charter, which is reviewed annually and available on the Company’s website (www.apachecorp.com), was last amended and restated effective May 24, 2018.

The Board of Directors has determined that all four members of the Committee are independent based upon the standards adopted by the Board, which incorporate the independence requirements under applicable laws, rules, and regulations, including the listing standards of the New York Stock Exchange and the Nasdaq National Market and Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

The Company’s management has the primary responsibility for preparing the Company’s financial statements, managing the accounting and financial reporting processes, devising and maintaining the systems of internal controls over financial reporting, and assessing the effectiveness of internal controls over financial reporting. Ernst & Young LLP, Apache’s independent registered public accounting firm (the “independent auditors”), is responsible for the integrated audit of the consolidated financial statements and auditing the Company’s internal controls over financial reporting. The Committee’s responsibility is to monitor and oversee these processes and procedures on behalf of the Board of Directors.

The Audit Committee held eleven meetings during fiscal year 2019, including the five in-person meetings referenced below. The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company, the Company’s internal audit function, and the Company’s independent auditors. Meeting agendas are set based upon the Audit Committee Charter and also include suggested topics from Committee members and/or other relevant topics. At four of the five Audit Committee meetings held in person during 2019, the Committee met with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, including internal controls over financial reporting, and the overall quality of the Company’s financial reporting.

The Committee is responsible for oversight of the qualifications, performance, and independence of the Company’s independent auditors and annually determines whether to retain the Company’s current independent auditors. In doing so, the Committee also considers whether, in order to assure continuing auditor independence, there should be regular rotation of the independent registered public accounting firm, which includes consideration of the advisability and potential impact of selecting a different independent public accounting firm.

In its determination to retain the current independent auditors in 2019, the Audit Committee took into consideration a number of factors, including the historical and recent performance of the independent auditors and lead partner, its global capabilities, its knowledge of the Company’s operations and industry, external data relating to audit quality and performance, including recent Public Company Accounting Oversight Board (United States) (“PCAOB”) reports, and independence. The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditors, in both fact and appearance.

The Audit Committee discussed with the Company’s internal auditors and the independent auditors the overall scope and plans for their respective audits. In addition, the Audit Committee reviewed with the independent auditors, which is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the standards of the PCAOB, including PCAOB Auditing Standard No. 1301, Communications With Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent auditors the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent auditors’ independence.

The Audit Committee also reviewed and discussed together with management, the internal auditors, and the independent auditors the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, including the clarity of disclosures in the financial statements, the results of management’s assessment of the effectiveness of the Company’s internal controls over financial reporting, and the internal and independent auditors’ audits of the Company’s internal controls over financial reporting.

APACHE CORPORATION - 2020 Proxy Statement	17

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2019, filed by the Company with the Securities and Exchange Commission.

February 24, 2020	Members of the Audit Committee

Chansoo Joung, Chairman Juliet S. Ellis Amy H. Nelson Peter A. Ragauss

18	APACHE CORPORATION - 2020 Proxy Statement

Director Compensation

Summary of 2019 Director Compensation

Under the terms of the Company’s Non-Employee Directors’ Compensation Plan, as amended and restated on July 13, 2017 (the “Directors’ Compensation Plan”), and the Company’s Non-Employee Directors’ Restricted Stock Units Program (the “RSU Program”), each non-employee director receives an annual retainer, paid one-third in cash and two-thirds in stock.

The equity component of the annual Board retainer for the Company’s non-employee directors is not paid out until the non-employee director retires or otherwise leaves the Board of Directors.

The retirement plan for the Company’s non-employee directors limits participation to those members first elected to the Board of Directors on or before June 30, 2014.

Non-Employee Directors’ Cash Compensation

During 2019, under the terms of the Directors’ Compensation Plan, each non-employee director received an annual cash retainer of $100,000 for service on the Board of Directors, the non-executive chairman of the Board received an additional annual cash retainer of $100,000, and the chair of each committee and each member of the Audit Committee received an additional cash retainer. There were no separate meeting attendance fees.

Under the terms of the Directors’ Compensation Plan, non-employee directors can defer receipt of all or any portion of their cash retainers. Deferred cash amounts accrue interest equal to the Company’s rate of return on its short-term marketable securities. Once each year, participating directors may elect to transfer all or a portion of their deferred cash amounts into the form of shares of Apache common stock. After such election, amounts deferred in the form of Apache common stock accrue dividends as if the stock were issued and outstanding when such dividends were payable. All deferred amounts, as well as accrued interest and dividends, are maintained in a separate memorandum account for each participating non-employee director. Amounts are paid out in cash and/or shares of Apache common stock, as applicable, upon the non-employee director’s retirement or other termination of his or her directorship, or on a specific date, in a lump sum or in annual installments over a ten-year (or shorter) period.

Non-Employee Directors’ Restricted Stock Units Program

During 2019, pursuant to the RSU Program, all non-employee directors were eligible to receive grants of restricted stock units (“RSUs”) at the end of each calendar quarter, with the number of RSUs calculated by dividing $50,000 by the fair market value of a share of Apache common stock on the date of grant, rounded down to the nearest whole number. Pursuant to the RSU Program, the Company’s non-executive chairman of the Board was also eligible to receive additional grants of RSUs at the end of each calendar quarter, with the number of RSUs calculated by dividing $25,000 by the fair market value of a share of Apache common stock on the date of grant, rounded down to the nearest whole number.

Grants under the RSU Program were made pursuant to the Company’s 2016 Omnibus Compensation Plan.

Each RSU is equivalent to one share of Apache common stock. If applicable, the grant is prorated for the non-employee director’s or non-executive chairman’s service during the calendar quarter.

The RSUs vest as of the grant date, with 100 percent automatic, mandatory deferral into the Outside Directors’ Deferral Program (the “Deferral Program”) established pursuant to the Company’s 2016 Omnibus Compensation Plan. Deferrals are invested in stock units with each stock unit being equivalent to one share of Apache common stock. Stock units accrue dividends as if the stock was issued and outstanding when such dividends were payable, and all dividend amounts are invested in additional stock units. All stock units are maintained in a separate memorandum account for each non-employee director. Stock units in the Deferral Program will be converted to shares of Apache common stock and paid out upon the non-employee director’s retirement or other termination of his or her directorship.

Annual Review of Director Compensation

In our annual review of director compensation, the benchmarking analysis provided to the Board for 2019 indicated that our average director compensation was just above the 25th percentile of our Compensation Peer Group (as defined in the Compensation Discussion and Analysis section) at that time.

Director Share Ownership Requirement

The Company has a minimum share ownership requirement for non-employee directors that requires each non-employee director to directly own shares and/or share equivalents the total value of which is equal to or greater than six times the

APACHE CORPORATION - 2020 Proxy Statement	19

annual Board retainer paid in cash, excluding additional retainers for service as a committee chair or as non-executive chairman. Based on an annual Board cash retainer of $100,000, each non-employee director is required to own shares and/or share equivalents the total value of which is at least $600,000, based on the value as of the acquisition date.

Non-employee directors must meet the ownership requirement within three years of the later of (i) July 16, 2014 or (ii) the date of his or her appointment to the Board of Directors. Once achieved, each non-employee director must continue to meet the minimum share ownership requirement for the duration of his or her service on the Board. As of February 29, 2020, each non-employee director, other than Ms. Ellis, directly owned shares of the Company’s common stock and/or share equivalents with total value equal to or greater than the minimum threshold. Ms. Ellis has until May 2022 to meet the requirement. See beneficial ownership information under the heading “Securities Ownership and Principal Holders” below.

Pledging and Hedging Policies

The Company has a pledging policy that prohibits non-employee directors and executive officers from holding Apache securities in a margin account or pledging any Apache securities as collateral for a loan. The Company also has a hedging policy that prohibits non-employee directors and executive officers from entering into any hedge or other transaction (such as puts, calls, options, or other derivative securities) in Apache securities that has the effect of limiting the risk of ownership of Apache common stock or stock options. As of the date of this proxy statement, each non-employee director was in compliance with the Company’s pledging and hedging policies. The Company does not have pledging or hedging policies applicable to employees who are not executive officers.

Outside Directors’ Retirement Plan

An unfunded retirement plan for non-employee directors was established in December 1992. The Outside Directors’ Retirement Plan was most recently amended on July 16, 2014, effective as of June 30, 2014, to (i) limit participation to those members first elected to the Board of Directors on or before June 30, 2014 and (ii) specify that the amount of benefits will be determined as of the earlier of the date the non-employee director ceases to be a member of the Board of Directors or June 30, 2014, at which date the annual cash Board retainer was $150,000.

The plan is administered by the MD&C Committee and generally pays an annual benefit equal to 100 percent of the retired director’s annual cash Board retainer for a period based on length of service. Payments are made either (i) on a quarterly basis, for a maximum of ten years, or (ii) in a single lump sum equal to the net present value of the quarterly payments to which the director is entitled, and are paid from the general assets of the Company. In the event of the director’s death prior to receipt of all benefits payable under the plan, the remaining benefits are payable to the director’s surviving spouse or designated beneficiary until the earlier of the termination of the payment period or the death of the surviving spouse or designated beneficiary. During 2019, benefits were paid under this plan to six former directors who retired from the Company’s Board of Directors in 2013 through 2019.

Prior Plan for Directors’ Equity Compensation

The Equity Compensation Plan for Non-Employee Directors, originally established in February 1994, was terminated in January 2007. The original expiration date for this plan was July 1, 2009, with a maximum of 50,000 shares of common stock (115,500 shares after adjustment for the Company’s 2002 and 2003 stock dividends and 2004 stock split) for awards granted during the term of the plan. However, in February 2007, the plan was amended to provide that no new awards would be granted subsequent to January 1, 2007, and no awards have been made since that date. The plan continues in existence solely for the purpose of governing still-outstanding awards made prior to January 1, 2007.

Awards were made from shares of common stock held in the Company’s treasury and were automatic and non-discretionary. All shares awarded under the plan have vested, have full dividend and voting rights, and are not eligible for sale while the non-employee director is still serving as a member of the Board of Directors.

20	APACHE CORPORATION - 2020 Proxy Statement

Director Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2019:

Name(1) (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards(2) ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)(3)	All Other Compensation ($) (g)	Total ($) (h)
Annell R. Bay	115,000	199,927	—	—	—	—	314,927
Juliet S. Ellis	63,583	121,383	—	—	—	—	184,966
Chansoo Joung	120,000	199,927	—	—	—	—	319,927
Rene R. Joyce	100,000	199,927	—	—	—	—	299,927
George D. Lawrence(4)	41,429	—	—	—	—	1,888,729(5)	1,930,158
John E. Lowe	200,000	299,850	—	—	—	—	499,850
William C. Montgomery	120,000	199,927	—	—	—	—	319,927
Amy H. Nelson	105,000	199,927	—	—	—	—	304,927
Daniel W. Rabun	100,000	199,927	—	—	—	—	299,927
Peter A. Ragauss	105,000	199,927	—	—	—	—	304,927

(1)

Employee directors do not receive additional compensation for serving on the Board of Directors. John J. Christmann IV, the Company’s chief executive officer and president, is not included in this table as he was an employee of the Company during 2019. The compensation he received as an employee of the Company is shown in the Summary Compensation Table.

(2)

Grant date fair value, as computed in accordance with FASB ASC Topic 718, of RSUs granted during 2019 to each non-employee director based on the per share closing price of the Company’s common stock on the date of grant.

None of the non-employee directors had unvested RSUs or restricted Apache common stock at year-end 2019.

(3)	Earnings not included in column (f) of the Director Compensation Table as they are not above-market or preferential earnings.

(4)	On February 4, 2019, Mr. Lawrence notified the Board of his intention not to stand for re-election at the 2019 annual meeting of shareholders.

(5)

Benefits paid pursuant to the Outside Directors’ Retirement Plan. Includes $552,624 in previously reported stock awards that were deferred pursuant to the Directors’ Compensation Plan and the Outside Directors’ Deferral Program. See page 20 for a description of the Outside Directors’ Retirement Plan. Benefits are paid quarterly for a maximum of ten years or in a lump sum, dependent on a director’s election. Mr. Lawrence elected a lump sum payment. The plan was amended in 2014 so that members of the board who are first elected to the Board of Directors after June 30, 2014, are not eligible for the Outside Directors’ Retirement Plan.

APACHE CORPORATION - 2020 Proxy Statement	21

Securities Ownership and Principal Holders

The following tables set forth, as of February 28, 2020, the beneficial ownership of the Company’s common stock, par value $0.625 per share, of (i) each director or nominee for director of the Company, (ii) the principal executive officer, the principal financial officer, and the three other most highly compensated executive officers who served as officers of the Company during 2019, and (iii) all directors and executive officers of the Company as a group. The table also presents the ownership of shares of Class A common stock of Altus Midstream Company (“Altus”) owned of record or beneficially owned as of March 5, 2020. The Company owns an approximately 79 percent interest in Altus. As of March 5, 2020, there were 74,929,305 shares of Class A common stock of Altus outstanding. All ownership information is based upon filings made by those persons with the SEC and upon information provided to the Company.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership in Apache (1)		Percent of Class	Amount and Nature of Beneficial Ownership in Altus (1)		Percent of Class
Annell R. Bay	27,747	(2)	*	10,000		*
Juliet S. Ellis	8,223	(2)	*	—
Chansoo Joung	73,661	(2)	*	25,000		*
Rene R. Joyce	25,951	(2)	*	10,000		*
John E. Lowe	70,733	(2)	*	125,000		*
William C. Montgomery	48,523	(2)	*	20,000		*
Amy H. Nelson	30,711	(2)	*	10,000		*
Daniel W. Rabun	24,601	(2)	*	25,000		*
Peter A. Ragauss	26,147	(2)	*	25,000		*
John J. Christmann IV	1,148,397	(3)(4)(5)	*	205,660	(7)	*
Stephen J. Riney	353,706	(4)(5)	*	125,000	(7)	*
P. Anthony Lannie	373,208	(4)(5)(6)	*	—
David A. Pursell	132,001	(4)(5)(6)	*	10,000		*
W. Mark Meyer	99,080	(4)(5)(6)	*	7,500		*
All directors, nominees, and executive officers as a group (including the above named persons)	2,671,260	(3)(4)(5)(6)	*	598,160		*

*	Represents less than one percent of outstanding stock of common stock of the Company or Class A common stock of Altus, as applicable.

(1)

All ownership is sole and direct unless otherwise noted. Inclusion of any common stock not owned directly shall not be construed as an admission of beneficial ownership. Fractional stock have been rounded to the nearest whole share.

(2)

Includes the following common share equivalents related to retainer fees deferred under the Company’s Directors’ Compensation Plan and/or the Company’s Outside Directors’ Deferral Program: Ms. Bay – 27,747; Ms. Ellis – 4,723; Mr. Joung – 28,376; Mr. Joyce – 15,951; Mr. Lowe – 40,733; Mr. Montgomery – 28,376; Ms. Nelson – 28,211; Mr. Rabun – 24,601; and Mr. Ragauss – 26,147.

(3)	Includes the following common stock equivalents held through the Company’s Deferred Delivery Plan: Mr. Christmann – 60,473; and all executive officers as a group – 64,063.

(4)

Includes the following shares of common stock issuable upon the exercise of outstanding employee stock options, which are exercisable within 60 days: Mr. Christmann – 340,603; Mr. Riney – 97,122; Mr. Lannie – 144,624; Mr. Pursell – 14,160; Mr. Meyer – 14,978; and all executive officers as a group – 667,412.

(5)

Includes the following shares of common stock held by the trustee of the Company’s 401(k) Savings Plan and/or Non-Qualified Retirement/Savings Plan or the trustee of an individual retirement account: Mr. Christmann – 96,630; Mr. Riney – 22,683; Mr. Lannie – 32,323; Mr. Pursell – 882; Mr. Meyer – 2,000; and all executive officers as a group –168,343.

(6)

Includes the following RSUs granted under the Company’s 2011 Omnibus Equity Compensation Plan and the 2016 Omnibus Compensation Plan: Mr. Christmann - 281,965; Mr. Riney - 114,900; Mr. Lannie - 73,869; Mr. Pursell - 110,462; Mr. Meyer - 79,183; and all executive officers as a group - 751,304.

22	APACHE CORPORATION - 2020 Proxy Statement

(7)

Includes the following shares of Altus common stock held by the trustee of the Company’s 401(k) Savings Plan and/or Non-Qualified Retirement/Savings Plan: Mr. Christmann – 180,660; Mr. Riney – 100,000; and all executive officers as a group – 280,660.

The following table sets forth the only persons known to the Company to be the owners of more than five percent (5%) of the outstanding shares of the Company’s common stock as of December 31, 2019, based on the information available as of February 28, 2020, according to reports filed with the SEC:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock par value $0.625	Dodge & Cox 555 California Street, 40th Floor San Francisco, California 94104	55,089,363 (a)	14.7
Common Stock par value $0.625	The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	44,104,839 (b)	11.72
Common Stock par value $0.625	BlackRock, Inc. 55 East 52nd Street New York, New York 10055	25,308,869 (c)	6.7
Common Stock par value $0.625	Harris Associates L.P. 111 S. Wacker Drive, Suite 4600 Chicago, Illinois 60606	20,563,519 (d)	5.50
Common Stock par value $0.625	State Street Corporation State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	20,622,220 (e)	5.48
Common Stock par value $0.625	Davis Selected Advisers, L.P. 2949 East Elvira Road, Suite 101 Tucson, Arizona 85756	20,131,629 (f)	5.4

(a)	Per Schedule 13G/A filed by Dodge & Cox on February 13, 2020.
(b)	Per Schedule 13G/A filed by The Vanguard Group on February 12, 2020.
(c)	Per Schedule 13G/A filed by BlackRock, Inc. on February 5, 2020.
(d)	Per Schedule 13G/A filed by Harris Associates L.P. on February 14, 2020.
(e)	Per Schedule 13G filed by State Street Corporation on February 13, 2020.
(f)	Per Schedule 13G/A filed by Davis Selected Advisors, L.P. on February 13, 2020.

APACHE CORPORATION - 2020 Proxy Statement	23

Equity Compensation Plan Information

The following table summarizes information as of December 31, 2019, relating to the Company’s equity compensation plans, under which grants of stock options, RSUs, and other rights to acquire shares of Apache common stock may be granted from time to time.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)
Equity compensation plans approved by security holders(1)(5)	7,134,994	75.35(3)	14,412,361(4)
Equity compensation plans not approved by security holders(2)(5)	259,099	—	556,885
TOTAL	7,394,093	75.35(3)	14,969,246
(1)	Includes the Company’s 2007 Omnibus Equity Compensation Plan, 2011 Omnibus Equity Compensation Plan, and 2016 Omnibus Compensation Plan.

(2)	Includes the Directors’ Compensation Plan and Deferred Delivery Plan.

The Company’s Deferred Delivery Plan allows officers and certain key employees to defer income from RSUs granted under the 2007 Omnibus Equity Compensation Plan, the 2011 Omnibus Equity Compensation Plan, and the 2016 Omnibus Compensation Plan in the form of deferred units. Each deferred unit is equivalent to one share of Apache common stock. Distributions from the plan are made, at the election of the participant, beginning five years from deferral or upon termination of employment.

(3)	Weighted-average exercise price of outstanding stock options; excludes RSUs, performance-based stock units, and deferred stock units.

(4)	Available for grant under the 2016 Omnibus Compensation Plan, as of December 31, 2019.

(5)

See Note 14 of the Notes to Consolidated Financial Statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2019, for the material features of the 2007 Omnibus Equity Compensation Plan, 2011 Omnibus Equity Compensation Plan, and 2016 Omnibus Compensation Plan.

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INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Biographical information, as of April 3, 2020, for the executive officers of the Company is set forth below. Biographical information for John J. Christmann IV is set forth above under the caption “Nominees for Election as Directors.”

DAVID CLAY BRETCHES, 55, was appointed executive vice president of Operations, on January 1, 2020, having been senior vice president, U.S. Midstream Operations, since January 2019. He has also served as Chief Executive Officer and President and a member of the board of directors of Altus Midstream Company since January 2019. He previously served as the president and CEO of Sendero Midstream since 2014. Prior to that, Mr. Bretches served at Anadarko Petroleum Corporation as vice president, E&P Services and Minerals from 2010 to 2014, and as vice president, Marketing and Minerals from 2005 to 2010. He was instrumental in the formation of Western Gas Partners, a midstream MLP. Earlier in his career, Mr. Bretches led the crude oil marketing and midstream operations for Vastar Resources and worked as an engineer for ARCO.

REBECCA A. HOYT, 55, was appointed senior vice president, chief accounting officer, and controller in August 2014, having been vice president, chief accounting officer, and controller since November 2010. She previously served as the Company’s vice president and controller since November 2006, assistant controller since 2003, and held positions of increasing responsibility within the accounting area since joining the Company in 1993. Previously, Ms. Hoyt was an audit manager with Arthur Andersen LLP, an independent public accounting firm, from 1992 to 1993.

P. ANTHONY LANNIE, 66, was appointed executive vice president and general counsel in August 2009 and was interim chief financial officer from October 9, 2014 through March 2, 2015. Mr. Lannie served as senior vice president and general counsel since May 2004, and vice president and general counsel since March 2003. Prior to joining the Company, he was president of Kinder Morgan Power Company, Houston, Texas, from 2000 through February 2003, and president of Coral Energy Canada in 1999. Mr. Lannie was senior vice president and general counsel of Coral Energy, an affiliate of Shell Oil Company and Tejas Gas Corporation, from 1995 through 1999, and of Tejas Gas Corporation from 1994 until its combination with Coral Energy in 1998.

DAVID A. PURSELL, 55, is executive vice president of Development, Planning, Reserves and Fundamentals. Before joining Apache in early 2018, Pursell served as managing director of Investment Banking for Tudor, Pickering, Holt & Co. (TPH). Before that, he served as head of Macro Research and was one of the founders of Pickering Energy Partners, Inc. in 2004. Prior to TPH, Mr. Pursell was director of Upstream Research at Simmons & Company International. Earlier in his career, he worked in various production and reservoir engineering assignments at S.A. Holditch and Associates, which is now part of Schlumberger. He began his career at ARCO Alaska in Anchorage with production and operations engineering assignments in South Alaska and the North Slope.

STEPHEN J. RINEY, 59, was appointed executive vice president on February 18, 2015, and chief financial officer effective March 3, 2015. Prior to joining the Company, he served as chief financial officer for BP Exploration and Production from July 2012 to January 2015, and global head of mergers and acquisitions for BP p.l.c. from January 2007 to June 2012.

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EXECUTIVE COMPENSATION

26	APACHE CORPORATION - 2020 Proxy Statement

Compensation Discussion and Analysis

The Compensation Discussion and Analysis (CD&A) section describes the compensation program for our Chief Executive Officer and President (referred to throughout as our CEO and President) and the other Named Executive Officers (together, the NEOs):

Named Executive Officer	Title
John J. Christmann IV	Chief Executive Officer and President
Stephen J. Riney	Executive Vice President and Chief Financial Officer
P. Anthony Lannie	Executive Vice President and General Counsel
David A. Pursell	Executive Vice President, Development, Planning, Reserves & Fundamentals
W. Mark Meyer	Senior Vice President, Energy Technology, Data Analytics & Commercial Intelligence

About Apache

Apache Corporation explores for, develops, and produces crude oil, natural gas, and natural gas liquids on four continents:

Data is for the quarterly period ended December 31, 2019

(1)	Includes operated wells completed but not necessarily placed onto production.

Apache has a clear vision, mission, and strategy:

▶	Our VISION is to be the premier exploration and production company, contributing to global progress by helping meet the world’s energy needs.

▶	Our MISSION is to grow in an innovative, safe, environmentally responsible and profitable manner for the long-term benefit of our stakeholders.

▶

Our STRATEGY is to take a differentiated approach to the exploration and production of cost advantaged hydrocarbons through innovation, technology, optimization, continuous improvement, and relentless focus on costs to deliver top–tier, long-term returns.

APACHE CORPORATION - 2020 Proxy Statement	27

Business Transformation

Prior to 2015, Apache was known as an “acquire and exploit” exploration and production (E&P) company that operated through autonomous geographic regions by purchasing assets from major oil and gas companies that were not attracting their investment dollars and giving those assets new life. Beginning in 2015, we began to shift to an organic growth and center-led functional model, recognizing that long-term success depended on our ability to explore for new resources efficiently. We have largely completed our strategic transformation anchored by the three center-led pillars of exploration, development, and operations:

The process has also resulted in a complete transformation of our portfolio:

Apache’s core assets presently consist of the following, shown alphabetically:

•	Suriname and New Ventures, including both conventional and unconventional exploration in the U.S. and globally
•	U.S. Delaware Basin, consisting of Alpine High, Omaha, and New Mexico
•	U.S. Land, consisting of fee, royalty, and mineral interests, including acreage in South Louisiana
•	U.S. Legacy, consisting of Permian mature fields, the Eagle Ford Shale, and the Gulf of Mexico
•	U.S. Southern Midland Basin
•	United Kingdom North Sea, Beryl Field
•	United Kingdom North Sea, Forties Field
•	Western Desert of Egypt, Khalda Petroleum Company (KPC)
•	Western Desert of Egypt, Qarun Petroleum Company (QPC)

Multidisciplinary teams manage our core assets, a process that not only allows for the most efficient allocation of resources but also provides enhanced career opportunities for the Company’s premier talent.

As one of only nine independent E&P companies of size and scale still operating in the United States and internationally, we must attract and retain executive talent with international experience and a proven track record of handling complex risks and opportunities. Executing our vision, mission, and strategy on four continents means running a business that is far more complex than a pure-play onshore U.S. business, including with respect to geography (land and sea), geology (conventional and unconventional rock), foreign labor markets, the availability of equipment and supplies in foreign ports, geopolitics, downstream markets (including local markets for natural gas in the absence of takeaway capacity for liquefied natural gas), taxes, time zones, international travel, safety case regimes, security concerns, governing laws and regulations, and economic conditions.

28	APACHE CORPORATION - 2020 Proxy Statement

Business Highlights

During the transformative period 2015 through the end of February 2020, we maintained our dividend payments, repurchased shares, reduced debt, avoided shareholder dilution, sustained robust free cash flow from our Egypt and North Sea operations, developed differential exploration opportunities, and strategically balanced our portfolio through the divestment of noncore assets. The extreme oil price dislocation that commenced in March 2020 subsequently prompted us to significantly reduce capital investment, operating and overhead expenses, as well as our long-standing dividend payment. In the near-term, our objective is to achieve cash flow neutrality in this challenging price environment, while our longer-term objectives remain unchanged; we will continue to target double digit CROIC and positive free cash flow generation after the dividend payment, generate reserve growth at an attractive cost per barrel, and deliver flat to moderate production growth.

We seek to achieve these milestones sustainably, which is underpinned by the reduction of methane emissions intensity and fresh water usage and a diverse and inclusive work environment.

The South American nation of Suriname was a key strategic focus for us in 2019. Block 58 lies offshore Suriname immediately adjacent to significant oil discoveries offshore Guyana by ExxonMobil and its partners, including our peer company Hess Corporation. Block 58 comprises 1.4 million acres with more than 50 prospects mapped. Apache also owns 45 percent of the adjacent Block 53.

After conducting a thorough review of our seismic and other data for Block 58, we sought a partner to explore and develop the block. Our data room attracted significant interest from multinational oil and gas companies, including Total S.A.

In December 2019, we announced a strategic partnership to explore and develop Block 58 with Total on the following terms:

▶   Block 58 Ownership: 50 percent Apache, 50 percent Total

▶   Exploration Well Cost Participation: 50 percent Apache, 50 percent Total

▶   Appraisal and Development Cost Participation: the first $10 billion of gross spend is 87.5 percent Total, 12.5 percent Apache; the next $5 billion of gross spend is 75 percent Total, 25 percent Apache; all gross spend above $15 billion is 62.5 percent Total, 37.5 percent Apache

▶   Cash Payments to Apache: $100 million from Total to Apache, which was paid on closing, 50 percent reimbursement of all past Block 58 costs, which was paid during the first quarter of 2020, and $75 million on first oil production

▶   Royalty Payments to Apache: paid quarterly using the average Brent crude price in that quarter on the first 1.5 billion barrels of gross production in the amount of $0.25 per barrel if Brent is less than or equal to $65 per barrel, $0.375 per barrel if Brent is more than $65 and less than or equal to $80 per barrel, and $0.50 per barrel if Brent is more than $80 per barrel

Apache and Total have extended exploration rights to Block 58 into the year 2026. Apache will operate the first three exploration wells, and likely a fourth, in Block 58 and subsequently transfer operatorship to Total.

On January 7, 2020, together with Total, we announced a multi-zone discovery in Block 58. The Maka Central-1 (MKC-1) well confirms our geologic model with a significant oil discovery in upper cretaceous sands, where we identified approximately 123 meters (404 feet) of oil and gas condensate pay. The deeper Turonian interval, which is a geologic analogue to West African oil fields, will be tested in future wells.

On the day we announced our MKC-1 discovery in Suriname, Apache’s share price increased by 26.79 percent, one of the highest single-day share price performances for the Company in decades. Apache is presently drilling a second well, the Sapakara West-1, which is approximately 20 kilometers (12 miles) southeast of the Maka Central-1 well.

In North America, and specifically the U.S. Lower 48, Apache is a top-tier Permian Basin player with 2.9 million gross acres at year-end 2019. From 2014 through 2019, Apache has achieved close to a 10 percent compound annual production growth rate in the Permian. In 2019, Apache focused on oil production in the Midland and Delaware Basins, waterflood activities in the Central Basin Platform, and rich gas production at Alpine High.

APACHE CORPORATION - 2020 Proxy Statement	29

In the highly competitive Permian market, Apache has achieved success by doing more with less through innovative new strategies and technologies. Our positive Permian story has not been without its difficulties, however. In 2019, severely depressed prices for natural gas and natural gas liquids in West Texas and continued downward price pressure in the Waha area of the Permian Basin, along with other factors, significantly impacted our Alpine High development efforts following a multi-year period of testing, delineation, and infrastructure investment. Natural gas prices were even negative at times as shown in the top chart to the right, meaning that for a producer to sell its gas, it had to pay a buyer to take it.

In light of these pricing challenges and production-related disappointments from certain multi-well pad developments, Apache made the decision to curtail natural gas production at Alpine High for a portion of 2019 and to eliminate its rig activity in the play by year end.

At the time Apache acquired and began to explore Alpine High, takeaway capacity in and around the area was severely constrained. To mitigate that problem, Apache announced in 2018 the creation of Altus Midstream Company, a pure-play, midstream C-corporation. Upon closing on November 9, 2018, Altus Midstream took ownership of midstream assets at Alpine High related to gathering, processing, and transporting natural gas and natural gas liquids. Altus Midstream has completed the construction of three highly efficient cryogenic units to process Apache’s rich gas from Alpine High and owns equity interests in pipelines that access various points along the Texas Gulf Coast.

Apache’s assets in Suriname and the U.S. are complemented by our international assets in Africa and Europe – the Western Desert of Egypt and the United Kingdom North Sea – each of which added to our deep inventory of exploration and development opportunities in 2019. The significant free cash flow in excess of current capital investments generated by these international assets has facilitated our ability to explore organically while maintaining financial flexibility.

In Egypt, Apache is the country’s largest oil producer and acreage holder. The Company has maintained relatively steady gross production for more than six years in Egypt while delivering stable free cash flow through the cycle. In 2017, we greatly expanded our acreage position with two new concessions. We then began the process of acquiring state-of-the-art seismic data across much of our footprint in Egypt. Recent exploration success adds to our development inventory in Egypt, where the Company has enjoyed a rich history since 1993.

The Company’s focus in the North Sea is on sustaining production and cash flow generation capacity. In 2019, the Company drilled a successful second well in the Garten area, where Apache had its first discovery in 2018. We have established a high impact tertiary exploration portfolio, and we are mitigating declines in the legacy Forties Field through the injection of non-fresh water.

2019 Business Results

The activities across our portfolio resulted in a strong year of financial and operational performance in 2019:

2019 Financial and Operational Highlights
Achieved Plan Target of 19% CROIC	~ $2.9 billion Net Cash from Operating Activities
~5% Adjusted Production Growth	Exceeded Plan Target of 110% Reserve Replacement

30	APACHE CORPORATION - 2020 Proxy Statement

Our share price was down in 2019 year-over-year by 2.51 percent.

Share Price Performance
$26.25 Closing Share Price 12/31/18	$25.59 Closing Share Price 12/31/19

We will continue to take steps to position Apache for future success in every commodity price environment and to further our vision of being the premier exploration and production company, contributing to global progress by helping meet the world’s energy needs.

2019 Compensation Program Overview

Compensation Element	Detail

Base Salary: Recruit and retain executive talent with E&P experience in the United States and internationally	▶ Target base pay at peer median ▶ Review base salaries annually
Annual Incentive Compensation: Motivate and reward our NEOs and employees to create long-term value by achieving key business objectives in 2019

▶  Base achievement against pre-determined corporate objectives, as follows:

◾  25 percent quantitative cash return on invested capital (CROIC)[1] goal in response to   shareholder feedback asking that the Company focus on generating competitive returns

◾  10 percent goal related to health, safety, security and the environment (HSSE), including   methane emissions intensity and fresh water usage

◾  25 percent quantitative operational goals related to key aspects of the business, including cost   management, economic reserve replacement, and production; while production is part of the   2019 program, it has been replaced in the 2020 program with a value-based operational goal   relating to free cash flow

◾   30 percent quantitative/binary strategic goals related to a multi-year plan to generate   sustainable positive free cash flow, Alpine High rich gas development, Altus Midstream flow   assurance, and Egypt inventory

◾  10 percent qualitative strategic goals related to a diverse and inclusive workforce, organic   exploration, and portfolio management

▶  Establish aggressive targets for each objective at the beginning of the year at or above our corporate plan for allocating capital (the “plan”) to support execution of our corporate objectives in any commodity price environment

Long-Term Incentive Compensation: Align the long-term interests of our NEOs and employees with the long-term interests of our shareholders

▶  Base awards on 55 percent performance shares (increased to 60 percent for 2020), 35 percent restricted stock units (increased to 40 percent for 2020), and 10 percent restricted stock unit awards tied to the Altus Midstream Company stock price (eliminated for 2020)

▶  Vest half of the performance shares at the end of a three-year performance period, and the remaining half at the end of the fourth year

▶  Incorporate relative and absolute metrics in the performance share program to provide a balanced assessment of long-term performance, including a negative TSR modifier and a three-year CROIC metric

▶  Require the CEO and President to hold 10x his base salary in Company stock; maintain stock ownership requirements for all officers

1 CROIC is calculated with the numerator as cash flow from operations before changes in working capital, excluding Egypt noncontrolling interests, with financing costs added back, and the denominator as average debt plus average Apache shareholders’ equity.

APACHE CORPORATION - 2020 Proxy Statement	31

Shareholder Feedback & Company Responses

At our 2019 Annual Meeting, our say on pay proposal received support from 95 percent of our shareholders who voted on the proposal. The Board is encouraged that our shareholders supported our compensation program as designed.

The MD&C Committee recognizes that there is always room for relentless improvement, an Apache core value. As a result, following our 2019 Annual Meeting of Shareholders, we considered additional ways we might improve our compensation programs. We reached out to shareholders representing 77 percent of shares outstanding to discuss our contemplated changes. Shareholders representing more than 48 percent of shares outstanding met with us. Our independent directors, including our chairman and chair of the MD&C Committee were available for all of our shareholder meetings throughout 2019 unless a shareholder preferred to speak with one or the other, or with management, directly.

Shareholder feedback was relayed directly to the MD&C Committee and the full Board, which considered the feedback before making any changes to compensation programs.

Highlights of Shareholder Feedback and Our Responses

Value-Based Measures: Our shareholders want to see exploration and production (E&P) companies focus on value-based measures, such as returns and FCF, and pay attention to our performance relative to other major industrial and cyclical sectors in the S&P 500.

✓ Commencing with our 2018 annual incentive compensation plan, we added a quantitative operational metric for CROIC, which will be maintained in the 2020 plan with a weighting of 20 percent.

✓ In our 2019 annual incentive compensation plan, we included a strategic goal to develop a multi-year plan to generate sustainable positive FCF. For 2020, we have introduced a measurable FCF metric with a weighting of 20 percent.

40% Combined Weighting of Annual Returns & Free Cash Flow
Annual Value-Based Measures in 2020

✓ This results in a combined weighting of 40 percent for our returns and FCF goals in our 2020 annual incentive compensation plan.

✓ Commencing with our 2019 long-term incentive compensation plan, we introduced a three-year CROIC measure set at the beginning of the performance period tied to 50 percent of the performance shares. The other half remains tied to relative TSR.

50% Weighting of Long-Term Returns
Long-Term Value-Based Measure Commencing in 2019

✓ We have eliminated the goal relating to production in order to better align incentives with shareholder outcomes.

✓ For our 2020 long-term incentive compensation plan, we have added the S&P 500 Index as one of 17 TSR performance peers to underscore the Company’s resolve to emphasize value-based measures in assessing performance. See page 50 for a detailed explanation.

0% Weighting of Production
Elimination of Annual Production Metric in 2020

ESG: Our shareholders are interested in environmental, social, and governance issues.

✓ Commencing with our 2018 annual incentive compensation plan, we began to link compensation directly to the reduction of methane emissions intensity and fresh water usage as part of our assessment of the HSSE goal.

✓ For our 2019 annual incentive compensation plan, we added a strategic goal relating to diversity and inclusion in science, technology, engineering, and math (STEM) disciplines, building on the Company’s successful efforts in these areas.

Environmental Metrics
Leader in Scoring Methane Emissions Intensity & Fresh Water Use Commencing in 2018

✓ For our 2020 annual incentive compensation plan, we have added a goal relating to greenhouse gas emissions, fresh water use, natural gas flaring, the United Nations Sustainable Development Goals, and workforce training, which is in addition to a health and safety goal weighted at 10 percent. The combined weighting of these ESG-focused goals is 20 percent.

20% Combined Weighting of ESG Metrics
Annual ESG Metrics in 2020

32	APACHE CORPORATION - 2020 Proxy Statement

Disclosures: Our shareholders want to see more emphasis on measurable goals along with robust disclosures regarding achievement of the strategic goals portion of the annual cash incentive plan and payouts under the performance share programs.

  ✓   Commencing with the 2018 annual incentive compensation plan, we implemented a scorecard approach for the MD&C Committee’s strategic goal assessment to promote transparency and differentiate between quantitative and qualitative metrics, answering the question “How did the MD&C Committee weight and score each goal?”

  ✓   To provide additional context, we explain the business rationale for each strategic goal, answering the question “How does each goal advance the Company’s long-term strategy?”

  ✓   In the 2019 annual incentive compensation plan we explain that 90 percent of the overall performance measures are quantifiable, compared to 83 percent in the 2018 plan.

SCORECARD Disclosure
Transparent Rationale, Weighting, & Scoring Commencing in the 2019 Proxy
HALF The Number of Metrics
Simplified Annual Goals Commencing in 2020

  ✓   We have enhanced disclosure around the 2016-2019 performance share program payout and will do so again for future performance share program payouts, including specifics on the overall TSR rank and quantitative measures.

  ✓   We have half the number of goals in our 2020 annual incentive compensation plan as we did in the 2019 plan.

  ✓   In the 2018 and 2019 annual incentive compensation plans, we increased the weighting of our operational goals to 60 percent (from 50 percent in the 2017 plan), and we have increased the weighting further to 70 percent in the 2020 plan.

70% Weighting of Operational Goals
Measurable Operational Goals Commencing in 2020 (Up from 60% in 2019)

Alignment: Our shareholders want NEO compensation to be aligned with performance.

  ✓   For 2020, we have decreased our CEO and President’s target compensation by 10 percent to maintain alignment with market reference pay levels, after having held total compensation flat in 2018 and 2019. On the same basis, we have adjusted the target compensation for other executive officers.

  ✓   We have maintained strong alignment between the CEO and President’s realized pay and our stock price performance, as shown at pages 35 and 46.

-10% CEO Target Pay
CEO Target Compensation Reduced by 10% in 2020 to Align with Market Reference Pay Levels

  ✓   In 2019, we reinforced that strong alignment by increasing the CEO and President’s holding requirement from 6x his base salary to 10x his base salary, while retaining the requirement that he hold until retirement a minimum of 15 percent of all shares from vesting of restricted stock units and realization of performance-based awards.

  ✓   We have increased the long-term performance share award weighting of the overall mix from 50 percent in 2018 to 55 percent in 2019, and we have increased it further to 60 percent in 2020. Commencing in 2019, we eliminated stock options from our long-term incentive compensation plan.

10X CEO Salary
CEO Stock Ownership Commencing in 2019, with a Requirement to Hold 15% of Shares until Retirement
60% Weighting of Performance Awards
Long-Term Incentive Compensation Plan, 2020 (Up from 55% in 2019 and 50% in 2018)

Payout Cap: Our shareholders prefer a payout cap in the event of negative absolute TSR performance.

  ✓   Commencing in 2019, we reinstated a 1x target cap for the TSR portion of our performance share programs in the event the Company’s absolute TSR for the three-year performance period is negative, supplementing the negative discretion currently held by the MD&C Committee.

  ✓   We also established a payout schedule that ensures no payout at or above target in the TSR portion commencing with the 2019 performance share program unless the Company clearly finishes in the top half of its peers with respect to relative TSR performance.

TSR CAP at Target
For Negative Absolute TSR Commencing in 2019

APACHE CORPORATION - 2020 Proxy Statement	33

We have also held candid discussions with shareholders on the appropriate peer groups for purposes of compensation and relative TSR. Commencing with the 2019 compensation program, we identified two separate peer groups for compensation and performance: (1) a compensation peer group that takes into account our competition for executive talent among oil and gas exploration and production companies that, like Apache, operate in the United States and internationally; and (2) a TSR performance peer group that takes into account a balanced view of market competition for the production and sale of crude oil, natural gas, and natural gas liquids from conventional and unconventional resources. See a full description of our peer groups at page 48.

The changes to our compensation programs are responsive to the feedback we received from our shareholders. Our compensation programs reflect our shareholders’ preferences, generating strong alignment between our corporate incentives and our shareholders’ interests. “Best answers win” at Apache, and so we will continue to engage proactively with our shareholders in 2020 and beyond.

Compensation Best Practices

Our compensation best practices also include the following programmatic elements:

▶

Performance-Based Pay: For our CEO and President, as well as our other NEOs, 53 percent and 50 percent of their ongoing pay mix is variable and performance-based, respectively. In the 2019 plan in aggregate, 54 percent of the target compensation for our CEO and President and the other NEOs is variable and performance-based. We use multiple metrics to evaluate Company performance in our compensation programs.

▶

Long-Term Vesting: Our equity-based compensation vehicles have multi-year vesting periods of a minimum of three years. The performance share program has a three-year performance period, after which 50 percent of the shares vest, while the remaining 50 percent vests in the fourth year. These vesting periods reward long-term performance and deter inappropriate risk taking.

▶

Performance Share Unit (PSU) Vesting Cap for Negative TSR: Commencing in 2019, the relative TSR portion of PSUs are capped at target if absolute shareholder returns over the performance period are negative. For the historic 2018 performance share program, the MD&C Committee can exercise negative discretion. For the 2019 and 2020 plans, the cap augments negative discretion. In other words, the MD&C Committee can exercise negative discretion even if the cap applies.

▶	Risk Mitigating Provisions; Ownership Requirements: We have stock ownership requirements for our directors and officers, anti-hedging and pledging policies, and a clawback policy.
▶

Change in Control and Severance Provisions: We have a formal policy of requiring a double trigger to receive cash severance and to receive accelerated vesting of equity awards upon a change in control. We maintain a policy that standardizes executive separation terms and minimizes the risk of excessive payouts. Our NEOs and indeed all of our officers are employed “at will,” with no employment contracts.

▶	No Repricing: Though we no longer issue stock options, the options granted in prior years cannot, without shareholder approval, be repriced, reset, or exchanged for cash if under water.

NEO Compensation

The compensation structure for our CEO and President and the other NEOs is specifically designed so that a large portion of their compensation directly aligns their interests with those of our shareholders. For the CEO and President, 78 percent of his 2019 target compensation was long-term (equity-based), and 90 percent of his 2019 target compensation was at-risk, the value of which is determined by a combination of Company, individual, and stock price performance. For the other NEOs in the aggregate, 69 percent of their 2019 target compensation was long-term (equity-based), and 83 percent of their 2019 target compensation was at-risk.

34	APACHE CORPORATION - 2020 Proxy Statement

The CEO and President’s base salary, annual incentive compensation target, and long-term incentive compensation target were held flat in 2018 and 2019. The annual incentive compensation payouts reflect a lower corporate achievement factor in 2019 compared to 2018:

Named Executive Officer	Base Salary ($)	Annual Incentive Earned ($)	Perf. Share ($)	RSUs ($)	2019 Total Direct Pay ($)	2018 Total Direct Pay ($)	Year- Over-Year Change (%)
John J. Christmann IV	1,300,000	1,422,980	6,206,733	4,767,751	13,697,464	14,704,672	-6.85%
Stephen J. Riney	795,000	669,390	2,514,914	1,931,864	5,911,167	5,740,766	2.97%
P. Anthony Lannie	695,000	468,152	1,628,580	1,250,987	4,042,720	4,241,496	-4.69%
Note: Mr. Pursell and Mr. Meyer joined Apache in March of 2018 and did not therefore receive a full-year of compensation in 2018 for comparison purposes.

To maintain alignment with current market reference pay levels, the CEO and President’s 2020 target equity has been reduced, resulting in a 10 percent reduction in his overall target compensation. The overall target compensation for other NEOs was also assessed against current market reference pay levels and adjusted as appropriate.

Reported Pay vs Realized Pay

A significant portion of the CEO and President’s compensation is long-term and equity-based. As a result, the amount shown in the table above is not the same as his realized pay. Realized pay is defined as base salary, earned bonus, all other compensation as reported in the summary compensation table, and equity that vested that year valued as of the vesting date:

Year	CEO & President Reported Pay	CEO & President Realized Pay	Difference
2015	$15,139,831	$4,203,485	-72.2%
2016	$13,416,196	$6,670,753	-50.3%
2017	$14,433,373	$8,916,797	-38.2%
2018	$15,201,447	$10,178,741	-33.0%
2019	$14,287,300	$8,873,499	-37.9%

The CEO and President’s realized total pay during his five-year tenure is 46.4 percent lower than his reported pay during that time period averaging $7.8 million per year. This is the result of a combination of lower stock price, underwater stock options, and performance-based equity awards that were either forfeited or earned at or below target, specifically with respect to programs that vested during the period 2015 to 2019. For example, payout of the performance share programs has averaged 74 percent (zero for 2012-2014, 70 percent for 2013-2015, 100 percent for each of 2014-2016, 2015-2017, and 2016-2018). The first vesting of the 2017-2019 performance share program, which had a 54 percent payout, occurred in January 2020.

Realized Pay vs Stock Price Performance

Though we do not like to see realized pay fall below reported pay because that necessarily means our stock is underperforming, the compensation program is working as intended:

▶   2015-2019: Realized pay of -46.4 percent vs stock price performance of -59.2 percent, excluding dividends

▶   2018-2019: Realized pay of -35.4 percent vs stock price performance of -39.4 percent, excluding dividends

There is pay for performance alignment between our compensation program and our shareholders’ experience, as designed. To reinforce this alignment, in 2019 we increased the CEO and President’s stock ownership requirement to 10x his base salary. For a discussion of actual pay versus stock price performance, see page 46.

APACHE CORPORATION - 2020 Proxy Statement	35

Elements of the 2019 Compensation Program

Base Salary

The base salary for each of our NEOs was not changed in 2019:

Named Executive Officer	January 1, 2019 Base Salary ($)	December 31, 2019 Base Salary ($)
John J. Christmann IV	$1,300,000	No Change
Stephen J. Riney	$795,000	No Change
P. Anthony Lannie	$695,000	No Change
David A. Pursell	$675,000	No Change
W. Mark Meyer	$675,000	No Change

Our base salary program is designed to help us recruit and retain executive talent with experience in oil and gas E&P companies operating in the United States and internationally. We review base salaries annually, unless circumstances require a more frequent review.

We begin with an analysis of base pay relative to the market. We target base pay at peer median and then evaluate the need to make any adjustments based on vertical variables such as pay parity relative to other officers and internal accountability. For non-CEO NEOs, we consider both their function and leadership rank when comparing their pay to peers. For all officers, we solicit input from our independent compensation consultant. For non-CEO NEO salaries, we also solicit input from our CEO and President.

Annual Incentive Compensation

Our annual incentive compensation plan is designed to motivate and reward our NEOs and employees to create long-term value by achieving key business objectives. We set annual incentive compensation targets hierarchically starting with a multiple of base salary. Actual annual bonus payouts are based on the achievement of operational and strategic goals (the corporate performance element), each officer’s individual achievement and impact (the individual performance element), and any needed exceptional adjustments.

Corporate Performance Element

For 2019, our corporate objectives represent our key operational and strategic goals for the year, weighted 60 percent and 40 percent, respectively. The operational goals include the fundamental aspects of our business aimed to focus employee efforts on delivering strong returns, reserves, and production in a safe and environmentally responsible manner, while prudently managing costs. The 2019 operational goals include a CROIC measure that is weighted 25 percent overall.

The 2019 strategic goals include a list of specific objectives designed to support the execution of our plan. The MD&C Committee determined the weighting of each goal based on its relative impact on the Company’s long-term strategy.

Points attributed to each operational goal range from zero below threshold, 50 percent at threshold, 100 percent at target, and 200 percent at maximum, with interpolation for results between threshold and target and between target and maximum. Points attributed to each strategic goal range from zero to 200 percent at maximum, with target scored at 100 percent.

Based on the combined results of the operational and strategic goals, the MD&C Committee determines an achievement factor, which is then used to calculate a corporate bonus pool. Commencing in 2018, in direct response to valuable shareholder feedback, the MD&C Committee introduced a comprehensive scorecard, detailing how each goal has been weighted and scored to arrive at the overall achievement factor.

36	APACHE CORPORATION - 2020 Proxy Statement

2019 Business Rationale and Weighting for Each Goal

The goals in the Company’s 2019 annual Incentive compensation plan are designed to align with our strategic focus, setting us up for long-term success:

 Putting Our Vision, Mission, & Strategy to Work

✓   Operate safely and environmentally responsibly

✓   Deliver attractive risk-adjusted returns and improve free cash flow yield while maintaining capital discipline

✓   Return value to shareholders in the form of dividend payments, share repurchases, and debt reduction

✓   Maintain a balanced portfolio, including organic exploration, while achieving reserves growth and modest production growth

✓   Employ leading technology strategies and progress sustainability initiatives

Operational Goals

With this in mind, the business rationale and weighting (shown in parentheses) for each 2019 operational goal are as follows:

▶

CROIC (weighted 25%): E&P companies have historically focused on production and revenue growth. However, the investment community has requested that the entire E&P industry give greater focus to competitive returns on capital. Our CROIC metric emphasizes Apache’s focus on generating shareholder returns through disciplined capital management. This goal evaluates Apache’s cash flow from operations relative to average debt and equity.

▶

Health, Safety, Security, and Environmental (weighted 10%): As a core value, Apache is committed to providing a safe, secure, healthy, and environmentally responsible workplace. Programs such as our “Aim for Zero” initiative (a reference to zero incidents) and our reductions in methane emissions intensity and fresh water usage empower our employees to maintain a sustainable culture where we expect everyone to conduct business with minimal impact to the environment and return home safely at the end of each day.

▶

Production (weighted 10%): Production is one of the key drivers of value in our business. This measure is not a production growth metric, but rather a volumetric measure to ensure that we protect and deliver base production with modest growth, while executing the drilling program with maximum efficiency and a high success rate.

▶

Economic Reserve Replacement (weighted 5.0% for Percent of Production, 5.0% for Finding & Development Cost/BOE): This metric ensures efforts to replenish our hydrocarbon reserve base through excellence in exploration and well development while being ever-mindful of our capital-spend discipline.

▶

Maximize Cash Flow per Barrel Sold through Cost Management (weighted 2.5% for LOE per BOE, 2.5% for G&A per BOE): A per-unit cash flow metric ensures maximum profitability from production operations through management of costs that are within our control. Cash flow per barrel sold is impacted by lease operating expenses (LOE) and general and administrative expenses (G&A).

Strategic Goals

The business rationale and weighting (shown in parentheses) for each 2019 strategic goal are as follows:

▶

Free Cash Flow – Develop a multi-year plan to generate sustainable positive free cash flow (weighted 6%): Apache has always excelled at execution. Our challenge is to execute on a long-term plan that delivers sustainable free cash flow. While the market encourages positive free cash flow, we also view it as a fiscal responsibility because we are committed to paying down debt and returning capital to shareholders. This effort goes beyond managing capital spend; it requires managing all costs and aligning this effort with optimizing our capital allocation process.

▶

Alpine High – Demonstrate economic rich gas development at scale in Alpine High (weighted 15%): Alpine High is a complex, unconventional discovery in Reeves County, Texas. Before developing this resource, we tested and delineated multiple hydrocarbon-bearing zones in order to optimize well spacing, completion methods, water usage and storage, and location of facilities such as pipelines, processing units, and service roads. In 2018, the Company underachieved on its strategic goal to clearly demonstrate Apache’s ability to execute full-field development at Alpine High in a highly economic manner as we continued to engage in testing, delineation, and infrastructure buildout activities. Having significantly progressed these activities through 2018, the Company focused in 2019 on the goal of achieving long-term economic rich gas development at scale in Alpine High.

APACHE CORPORATION - 2020 Proxy Statement	37

▶

Altus Midstream – Through Altus Midstream, ensure flow assurance for Alpine High’s rich gas production through efficient field operations, including the delivery and operation of three cryogenic units (weighted 5%): Cryogenic units are the most effective and efficient way to extract valuable natural gas liquids such as ethane, propane, and butane from liquids-rich natural gas. Apache will realize improved recoveries from cryogenic units compared to mechanical refrigeration units, which is the other technology commonly employed. Delivering cryogenic units on schedule is critical to maximizing recoveries and minimizing curtailment.

▶

Egypt – Build deep and long-term inventory in Egypt utilizing Apache’s expanded acreage position and technology applications (weighted 4%): Apache has been operating in Egypt for 27 years, having entered the country in 1993. Apache’s interests span 5.1 million gross acres. We have traditionally had line of sight to around 18 months of drillable inventory in Egypt. This “just-in-time” approach has made long-term planning and value optimization extremely difficult. As a result of our recently expanded acreage position, the latest technology applications, and recent exploration success, Apache has a fresh opportunity to build new inventory in Egypt while maintaining relatively steady gross production and delivering stable free cash flow. Gaining a longer view of the inventory potential in Egypt adds the following benefits:

✓	Improves characterization of the resource potential in emerging areas (new concessions) and areas where broadband seismic has been acquired, which informs the upside potential in Egypt’s inventory;

✓	Ensures that facility utilization and expansion options are fully assessed, and decisions are not made to service short duration peaks but rather sustainable production levels;

✓	Creates the optionality to flex activity as required by the capital allocation and portfolio management; and

✓	Provides greater visibility to external analysts of the long-term value and potential of Egypt in Apache’s portfolio.

▶

Workforce – Apache recognizes the value of a diverse and inclusive work environment and will strategically build on the progress made in the science, technology, engineering, and math (STEM) disciplines (weighted 2%): As a global leader operating across many cultures, diversity and inclusion are vital to our long-term sustainability. Exceptional performance is achieved through our greatest asset, our people, who reflect the communities where we live and work. We believe in a culture that encourages every Apache to bring their unique perspective and background to work every day and to know that their voice is valued and respected. We seek to offer equal opportunity, open access, fairness, compliance, and neutral language in policies and procedures that impact our global community, including within our vital STEM disciplines.

▶

Exploration – Demonstrate the ability to add commercially viable inventory through organic exploration (weighted 6%): Organic exploration provides a differentiated value proposition for Apache within the investment community. Apache’s organic exploration program is the feedstock for new assets entering our portfolio, and our exploration strategy of finding low-entry cost and high-impact plays is also critical to supplying future cash flow generation.

▶

Portfolio – Actively assess and manage asset portfolio utilizing the long-term view of our integrated planning mode (weighted 2%): Apache seeks to maintain a balanced – and continuously refreshed – portfolio while focusing capital on the Company’s highest quality assets. Assets in our balanced portfolio move through various development phases, each accompanied by different levels of returns and costs. Active portfolio management is a primary contributor to value creation in our business and demonstrates to investors the progress made toward the Company’s long-term strategic plan and investment proposition. Proactively balancing our portfolio and optimizing the timing of dispositions and leasing initiatives creates meaningful incremental value.

While we classify these goals as strategic, they are not all discretionary or subjective in nature. We have increased the proportion of the annual incentive compensation plan that is tied to quantitative goals. Four of our seven 2019 strategic goals comprise 30 percent of the total target award. These goals are quantitative in that they relate directly to financial performance against our pre-set corporate plan (Free Cash Flow, Alpine High) or they are clearly accomplished or not (Altus Midstream, Egypt). The remaining goals, comprising 10 percent of the total target award, are based on the MD&C Committee’s subjective yet judicious assessment of performance against the objective in the context of the Company’s long-term strategy.

38	APACHE CORPORATION - 2020 Proxy Statement

How We Establish Our Targets

Targets are set at the beginning of the year based on our pre-set corporate plan, which represents our expectations for the year. In developing our plan, we use data submitted from each operating area and department. Because we conduct business in an industry that is driven by volatile commodity prices, our plan is reviewed regularly by management and the Board so that we are able to adapt our operations to changing conditions as necessary.

The plan is in line with our strategic focus. To execute on this strategy, the targets for our 2019 operational goals were set rigorously as follows:

▶	Returns, production, and reserve replacement targets were set at or above plan to align with our capital budget and focus on projects that are economic in a low commodity price environment.

▶	Cost management targets were established at plan, based on adjusted production and anticipated third party costs for drilling rigs and other services.

▶

We use external benchmarking data to engage in a meaningful assessment in respect of safety and the environment, including our efforts to reduce methane emissions intensity and fresh water usage. We also engage in a comprehensive qualitative assessment of leading and lagging measures in order to drive excellence beyond safety and the environment, to include health and security.

    How do our targets compare year-over-year?

    Since our metrics tie to our corporate plan each year, we look to our 2018 and 2019 plans for answers:

▶   Lower activity and the mix of activity are the key drivers of our reserve add changes year-over-year. First, due to lower price forecasts for 2019 and an objective to be free cash flow neutral for the year, our 2019 capital program was set roughly 20 percent lower than the 2018 program. Lower activity drives lower reserve additions, thereby reducing our expected reserve replacement in 2019. Second, we had a higher mix of exploration activity in 2019 compared to 2018 (Suriname). Exploration activity does not drive reserve additions.

▶   On the cost side, the key driver for a slight year-over-year increase in the rate is a mix of activity, driven by Suriname.

▶   With respect to CROIC, the key driver for a year-over-year decrease in target is the price environment. We assumed a $53 West Texas Intermediate (WTI) benchmark price for the 2019 plan versus an actual WTI price of $65 in 2018.

How We Assessed 2019 Annual Incentive Compensation Achievement

The MD&C Committee was directly involved in setting the 2019 goals. Once the goals were set, the MD&C Committee received updates from management regarding goal achievement at each regularly scheduled meeting throughout the year. The MD&C Committee was therefore able to monitor progress, ask questions, and challenge assumptions. At year-end, the MD&C Committee received detailed and summary information concerning each goal. The internal process is fully transparent.

The operational goals are based on hard data as reflected in the Company’s financials, except that the HSSE goal also has an important overarching qualitative element to it that can result in upward or downward adjustment. Four of the strategic goals are quantitative, and three are qualitative. We highlight below the key data and considerations that resulted in our scorecard for the 2019 annual incentive compensation achievement.

In 2019, our operational goals yielded the following results:

Operational Goals	Threshold	Target	Maximum	Results
CROIC	16%	19%	22%	19%

Health, Safety, Security, and Environmental		Details Below

Production (Mboe/d)	393	418	443	413

Economic Reserve Replacement:

• Quantity (x% of production)	90%	110%	130%	114%

• Quality (F&D cost/BOE)	$16.00	$14.00	$12.20	$13.39

Maximize Cash Flow per Barrel Sold through Cost Management:

• LOE per BOE	$9.79	$8.90	$8.01	$9.62

• G&A per BOE (Cash G&A Spend/BOE)	$4.70	$4.27	$3.84	$4.16

APACHE CORPORATION - 2020 Proxy Statement	39

The MD&C Committee considered a substantial volume of quantitative and qualitative HSSE data in scoring the HSSE goal. The Company’s outstanding environmental achievements and record-setting safety measures in 2019 would have resulted in the MD&C Committee scoring this goal at the maximum 20 points. However, the goal was capped at target for the reason given in the safety discussion below:

▶

Environmental: Apache’s recordable spill count was 20 percent better than target in 2019, resulting in the Company’s best historical performance with respect to this measure. The volume spilled was 36 percent lower in 2019 than 2018.

Apache continues to reduce fresh water use, with our most recent data showing 95 percent of the Company’s total water consumption being non-fresh water and 79 percent being recycled or reused water. Based on our most recent data, we continue to reduce our methane emissions intensity, remaining on target to meet the ONE Future goal for methane emissions intensity by 2025. To assist with the achievement of this goal, in 2019 we replaced all diesel-burning light plants with solar units in one of our West Texas operating areas, met the API Environmental Partnership data requirements for reducing the number of natural gas high-bleed pneumatic controllers, and reduced produced gas flaring in one of our operating areas during upset or abnormal operating conditions and infrastructure buildout. We also advanced our strategic plan to enhance reporting capabilities with respect to greenhouse gas emissions.

Concerning habitat conservation, we joined the Pecos Watershed Conservation Initiative, a collaboration between energy companies, the National Fish & Wildlife Foundation, and the U.S. Department of Agriculture’s Natural Resources Conservation Service with the aim of protecting resident species. We also granted over 61,000 trees in partnership with 54 non-profits, bringing our total to over 4.7 million trees since the inception of our tree grant program. We recycled 4.5 million pounds of scrap metal and wire in the Permian, completed more than 100 reclamation projects in New Mexico, achieved Gold status in the Keep Scotland Beautiful National Award for Environmental Excellence, and once again participated in wildlife habitat and wetland conservation projects, including on acreage we own, manage, and conserve along the Gulf Coast of Louisiana as one of that state’s largest private landowners.

In Suriname, we developed and obtained approval of the Suriname Block 58 environmental and social impact assessment (ESIA) and environmental management and monitoring plan (EMMP).

▶

Health and Security: Importantly, in 2019 we successfully maintained security for our workforce and facilities in Egypt and throughout the world. We rolled out our new mobile-capable crisis management communications tool, developed and implemented a medical emergency response plan (MERP) for our Suriname operations, successfully completed an offshore occupational health inspection in the North Sea operating area, and conducted extensive crisis management and security assessments and training. In the U.S., we introduced a number of new health and wellness initiatives, including a program to assist employees in making tough medical decisions.

▶

Safety: Our lagging measures were all significantly better than target and were among the best the Company has ever recorded. The Total Recordable Incident Rate (TRIR) was 27 percent better than our TRIR target, the Days Away Restricted Time (DART) was 36 percent better than our DART target, and the Vehicle Incident Rate (VIR) was 21 percent better than or VIR target. By way of example, we had our best personal safety performance in the U.K. since Apache’s first full-year operating there, and there were zero OSHA recordable injuries during the construction of the Altus Midstream cryogenic units.

To keep the focus on safety, we increased our management field visits and engagements to 79 percent above goal. We also:

✓	initiated a comprehensive review of our independent contractors and contractor management programs, resulting in a high grading of our contractors based on their safety performance,

✓	developed a three-tiered assessment program, including guidelines, protocols, checklists, and program content training,

✓	implemented our event management system INSITE, including a mobile app, for stakeholder communications, audits and inspections, and incident reporting and investigation, and

✓

relaunched our “AIM for ZERO” behavior-based observation program (a reference to zero incidents), to include a mobile app and an INSITE database interface, which resulted in an eight-fold increase in submissions in 2019 over 2018.

40	APACHE CORPORATION - 2020 Proxy Statement

Though Apache does not control third-party operations, the score for this goal was reduced substantially and capped at target due to three separate third-party subcontractor accidents involving fatalities in Egypt in order to reinforce our core value that safety is not negotiable and must never be compromised.

In weighting and scoring the 2019 strategic goals, the MD&C Committee considered the following factors, regarded by the MD&C Committee as most impactful, and a wide range of information to serve as back-up:

▶

Free Cash Flow: The goal was achieved at target. Our three-year plan targets positive free cash flow generation after the dividend payment for the years 2020 through 2022. We have introduced improved scenario planning and probabilistic modeling into the integrated planning process to support optimized free cash flow generation, and our new planning tools are now fully operational. Business process accountabilities have been defined, standardized economic practices have been established, and new capital performance metrics and reporting tools have been implemented.

In 2019, we demonstrated the discipline to manage capital spending within plan, which will be critical to providing free cash flow over the next three years. If commodity prices are lower than budgeted in our plan, we will prioritize reductions in the capital program, along with other controllable expense items.

Our ability to generate free cash flow is enhanced by our 50/50 partnership with Total to explore and develop Suriname, which significantly reduces Apache’s capital exposure over the three-year plan. It is also enhanced by our reorganization, which will reduce overhead costs over the long-term plan.

▶	Alpine High: The goal was not achieved. At current strip pricing for natural gas and natural gas liquids (NGLs), rich gas development at scale is generally not economic at Alpine High.

▶

Altus Midstream: While this goal was technically achieved, the resource at Alpine High was not as economic as predicted and, as a result, the Altus infrastructure was over-built relative to Alpine High natural gas production. However, the three cryogenic units were delivered on schedule and exceeded operational design specifications, the work was completed without a recordable incident, the facilities experienced exceptional operating performance in 2019, and plant costs are below plan. Due to these mixed results, the MD&C Committee scored the goal between threshold and target.

▶

Egypt: The goal was achieved at target. To protect the Company’s competitive advantage in Egypt, we will refrain from disclosing details regarding the goal achievement. Broadly speaking, through the use of new seismic data and technology, additional drilling development and exploration locations have been assessed and modeled. Our long-term plans in Egypt now reflect rig lines populated with known locations and an enhanced drilling inventory.

▶

Workforce: The goal was achieved at maximum. Through our global community council, we evaluated critical internal processes, policies, and procedures around recruiting, career management, learning, and benefits. Through our virtual learning environment, we offered diversity, conscious inclusion, and unconscious bias training to our managers and senior leaders. Through our partnerships with prominent U.S. business schools, we provided business instruction and leadership training to Apache’s rising diverse STEM leaders. Through our recruiting efforts, we proactively engaged with female and ethnic minority STEM students from colleges and universities across the U.S. and in Egypt.

Through our family-friendly benefits, our U.S. employees have access to paid elder care leave, telemedicine, evidence-based mental health services, enhanced paid sick leave and bereavement leave, additional flexible holidays to accommodate each individual’s cultural and religious traditions, and enhanced paid parental leave, including for adoptive and surrogate parents. We offer many comparable benefits in our international operating areas.

As a result of these and other efforts, and since the time our CEO and President stepped into his role at the beginning of 2015, Apache’s overall workforce increasingly reflects the communities where we live and work. This positive trend is highlighted by the following:

✓	Traditionally underrepresented groups as a percent of our U.S. payroll have increased by more than 31 percent during the period 2015 to 2019 (up from nearly 27 percent during the period 2015 to 2018).

✓

Apache’s STEM leadership is also increasingly diverse. Traditionally underrepresented groups in STEM leadership positions as a percent of STEM leadership on our U.S. payroll increased 62 percent during the period 2015 to 2019. Female STEM leadership as a percent of STEM leadership on our U.S. payroll has increased by nearly 47 percent during the period 2015 to 2019, including an increase of more than 12 percent in 2019. At Apache, STEM disciplines consist of accounting, chemistry, data science, engineering, finance, geosciences, information technology, land, planning, tax, tech support, and treasury.

APACHE CORPORATION - 2020 Proxy Statement	41

▶

Exploration: The goal was achieved. In 2019, we publicly disclosed information concerning our exploration efforts in Suriname, including the commencement of drilling operations at the MKC-1 well location and the terms of our strategic partnership with Total, each as described on page 29. In scoring this goal, the MD&C Committee did not consider the MKC-1 discovery, which was announced in 2020 and not 2019. The MD&C Committee did, however, consider the Company’s ongoing efforts to evaluate and pursue other confidential exploration prospects worldwide. To protect the Company’s competitive advantage with respect to global exploration, we will refrain from disclosing these additional details.

▶

Portfolio: The goal was achieved. In 2019, we successfully implemented processes to better assess the depth and quality of inventory across our portfolio. We expect these changes to improve the capital allocation process, provide a clearer line of sight to long-term returns, generate a range of investment outcomes, and provide a better understanding of how each asset fits (or does not fit) into our portfolio long-term. These efforts included the introduction of a new portfolio tool, a prospect well application, probabilistic modeling, and performance management.

We also continued to actively manage our portfolio in 2019 by divesting assets in the U.S. midcontinent area, primarily in Oklahoma and the Texas panhandle, which did not compete for capital within our portfolio. The decision was timely as natural gas and NGL prices eroded throughout the year, driving down valuations of assets in the area. In addition, due to the challenging commodity price environment, our portfolio approach gave us the flexibility to reduce Alpine High activity while deploying that capital productively elsewhere.

Other Considerations

In formulating and assessing the annual incentive compensation plan, we consider whether the elements of the plan advance the Company’s long-term strategy and to what degree. While share price performance is considered, our annual incentive compensation program is not an annual TSR program, and we remain focused on the drivers of long-term value creation.

Our Final Scorecard for 2019 Annual Incentive Compensation

After a comprehensive evaluation of the results as described in detail above, the MD&C Committee completed a scorecard resulting in the annual cash incentive program scoring 84.2 percent of target as follows:

THE MD&C COMMITTEE’S FINAL SCORECARD 2019 Annual Incentive Compensation Plan
Goal	Weighting	Score

CROIC	25.0	25.0

Health, Safety, Security, and Environmental	10.0	10.0

Production (Mboe/d)	10.0	9.0

Economic Reserve Replacement:

• Quantity (x% of production)	5.0	6.0

• Quality (F&D cost/BOE)	5.0	6.7

Maximize Cash Flow per Barrel Sold through Cost Management:

• LOE per BOE	2.5	0.4

• G&A per BOE (Cash G&A Spend/BOE)	2.5	3.1
Operational Goal Achievement Subtotal	60.0	60.2

Free Cash Flow	6.0	6.0

Alpine High	15.0	0.0

Altus Midstream	5.0	2.0

Egypt	4.0	4.0

Exploration	2.0	4.0

Workforce	6.0	6.0

Portfolio	2.0	2.0

Strategic Goal Achievement Subtotal	40.0	24.0

Total Achievement	100.0	84.2

42	APACHE CORPORATION - 2020 Proxy Statement

Individual Performance Element

Using the corporate objectives as a foundation, the MD&C Committee receives input from the CEO and President for all other NEOs and assesses the annual incentive compensation target for each executive against market conditions. Where needed, the MD&C Committee further tailors an executive’s annual incentive compensation to their responsibilities and performance, the executive’s impact on 2019 results, and internal alignment. Our CEO and President evaluates all other officers based on these same criteria and includes a performance assessment of our operating areas and departments. Our independent compensation consultant is involved in the determination of targets and recommended awards for all officers. It is a rigorous process, with multiple checks and balances.

For our NEOs, there were no adjustments to annual incentive compensation made as a result of the individual performance element.

Annual Incentive Compensation Awarded for 2019

The CEO and President’s annual incentive compensation award is determined by the MD&C Committee and recommended to the Board for approval. The MD&C Committee accepted the CEO and President’s recommendation with respect to the annual incentive compensation awards for the other NEOs. The annual incentive compensation awarded to the NEOs for 2019 were as follows:

Named Executive Officer	2019 Target (%)	2019 Target ($)	2019 Actual ($)	Actual as Percent of Target
John J. Christmann IV	130	1,690,000	1,422,980	84.2
Stephen J. Riney	100	795,000	669,390	84.2
P. Anthony Lannie	80	556,000	468,152	84.2
David A. Pursell	80	540,000	454,680	84.2
W. Mark Meyer	80	540,000	454,680	84.2

Long-Term Incentive Compensation

Our long-term incentive compensation plan is intended to align the long-term interests of our NEOs and employees with the long-term interests of our shareholders. We make long-term, equity-based compensation available to substantially all of our employees to instill a sense of ownership, innovation, and entrepreneurialism throughout the organization. For the NEOs, we utilized a portfolio approach to our awards for 2019 comprising performance shares (55 percent), Apache restricted stock units (RSUs) (35 percent), and Altus Midstream RSUs (10 percent). Our long-term incentive compensation plan has retentive value, with specific stock ownership and retention requirements for all officers.

Performance Shares

The performance share program was designed to align executive pay with achievement of operational and financial metrics that are the most impactful to the shareholders. For this reason, the performance share program awards comprise the largest portion of our long-term program (55 percent in the 2019 plan, increased to 60 percent in the 2020 plan). Our program incorporates both relative and absolute metrics to provide a more comprehensive and balanced evaluation of our long-term business performance. Performance shares target a percentage of base salary.

If achievement warrants and the executive remains employed by the Company, performance shares vest 50 percent at the end of the three-year performance period, with the remaining 50 percent vesting in the fourth year. The shares are subject to similar double-trigger requirements as our other change-in-control provisions.

These awards are eligible for dividend equivalents that accumulate during the performance period if dividends are declared and paid by the Company during such period, subject to the resulting performance multiple. If a payout is warranted, dividends are paid in cash at the end of the performance period based on the same vesting schedule as the underlying awards. Dividends are forfeited if the underlying awards are forfeited.

APACHE CORPORATION - 2020 Proxy Statement	43

Our 2019 performance share program had a new long-term return measure (CROIC) that replaced our old cash flow from operations and reserve adds per debt adjusted share measures, as follows:

		2019 Performance Shares

Relative TSR	50%

▶  Measured relative to a new TSR Performance Peer Group over a rolling three-year period

▶   Balanced payout scale

▶  Maximum performance payout is 2.0x the target award

▶   New cap at 1x target if absolute TSR is negative

Cash Return on Invested Capital (CROIC)	50%

▶  Measured over a three-year period against a target that is set at the beginning of the period

▶   Threshold payout of 0.5x target achieved if CROIC reaches 79 percent of the target level, and maximum payout of 2x target achieved if CROIC reaches 121 percent of the target level

Relative TSR (50 percent)

To maintain our focus on total shareholder return, half of the performance measure for the 2019 performance share program is based on relative TSR performance. In the 2019 performance share program, our TSR performance is measured relative to our 17 peer companies over a rolling three-year period:

TSR Rank	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18

Payout	2.00	2.00	2.00	1.85	1.70	1.55	1.40	1.25	1.10	0.90	0.75	0.60	0.45	0.30	0.15	0.00	0.00	0.00

Payouts and potential results under the relative TSR component of our performance share program closely align with our ability to create long-term shareholder value.

Before there was CROIC: cash flow from operations & reserve adds per debt adjusted share

The 2017 and 2018 performance share programs are the last to utilize the cash flow from operations and reserve adds per debt adjusted share metrics, each weighted 25 percent, having been replaced commencing in the 2019 program by a three-year CROIC metric weighted 50 percent. The business rationale for the use of these older metrics was to provide a balance between market-based measures of performance (relative TSR) and internal financial and operational measures. For the period, it was determined that the combination of these metrics most closely contributed to generating returns. These metrics are evaluated annually during a three-year performance period against respective performance targets determined at the beginning of each year.

Average performance over the three-year period is measured as a percentage above or below target. The threshold payout of 50 percent is achieved at 10 percent below target, and the maximum payout of 200 percent is achieved at 10 percent above target. This range around target was established at +/-10 percent as this percent represented the point at which a material change in execution of Apache’s plan would be required.

We have said in prior years that this is not intended to be a long-term solution, and indeed we replaced these measures with a long-term CROIC measure commencing with the 2019 performance share program.

44	APACHE CORPORATION - 2020 Proxy Statement

Performance share vesting and performance achievement to date

The 2017 performance share program resulted in a 54 percent payout. The TSR over the performance period of 2017 through 2019 was a negative 63.31 percent. With a ranking of 11th, the TSR performance metric achievement was zero. The overall achievement for the 2017 performance share program was determined as follows:

Metric	Average Variance	50% Threshold	100% Target	200% Max	Achievement of Target	Plan Allocation	Achievement
Total Shareholder Return					0.00%	50%	0%
Cash Flow from Operations	2.49%	-10%	0%	+10%	124.94%	25%	31%
Reserve Adds Per Debt Adjusted Share	-1.99%	-10%	0%	+10%	90.05%	25%	23%
Overall Achievement:							54%

The status of the 2018 and 2019 performance share programs is as follows as of December 31, 2019:

▶

2018 Preliminary Two-Year Results: An average variance of 3.6 percent from target for cash flow from operations and an average variance of 7.0 percent from target for reserve adds per debt adjusted share in the 2018 performance share program would have resulted in a 77 percent weighted payout. Apache ranked 11th out of 12 in the 2018 performance share program, which would not result in a payout. Overall, this would have resulted in a weighted payout of 77 percent for the 2018 performance share program.

▶

2019 Preliminary One-Year Results: A CROIC of 19 percent in the 2019 performance share program would have resulted in a weighted 50 percent payout. Apache ranked 11th out of 18 in the 2019 performance share program, which would result in a weighted 37.5 percent payout. Overall, this would have resulted in a weighted payout of 87.5 percent for the 2019 performance share program.

We use the average per share closing price for the month of December immediately preceding the beginning and end of the performance period to calculate the beginning and end prices to calculate the relative TSR results for all programs.

Restricted Stock Units

Restricted stock units (RSUs) are granted to substantially all employees and vest ratably over three years. The NEOs receive common stock for a portion of the RSU award that vests. The remaining portion of the RSUs are cash-based units under the 2016 Omnibus Compensation Plan and are in cash once the RSU vests. In 2019, the NEOs received both Apache RSUs (35 percent of the long-term incentive compensation program) and Altus Midstream RSUs (10 percent of the program) as follows:

Named Executive Officer	Performance Shares		Apache RSUs		Altus Midstream RSUs
	(#)	($)	(#)	($)	(#)	($)
John J. Christmann IV	214,395	6,206,733	136,433	3,708,249	142,790	1,059,502
Stephen J. Riney	86,871	2,514,914	55,282	1,502,565	57,857	429,299
P. Anthony Lannie	56,255	1,628,580	35,798	972,990	37,466	277,998
David A. Pursell	47,806	1,383,984	30,422	826,870	31,840	236,253
W. Mark Meyer	47,806	1,383,984	30,422	826,870	31,840	236,253

Note: Values shown above reflect the amounts in the Grants of Plan-Based Awards table. The targeted grant date values of long-term compensation and the actual grant date values shown vary somewhat due to the prospective nature of targets. The amounts that will be realized by the NEOs from these awards may differ substantially from the grant date values.

APACHE CORPORATION - 2020 Proxy Statement	45

LTI Grants in 2019

The 2019 long-term compensation awards were held flat relative to 2018 for the CEO and President, with a minor decrease driven by the Monte Carlo valuation of the performance share awards from the prior year. Mr. Riney and Mr. Lannie experienced increases in their equity award values in 2019 primarily due to market reference pay level adjustments. Mr. Pursell and Mr. Meyer joined Apache in March of 2018 and did not therefore receive a full-year of compensation in 2018 for comparison purposes.

Named Executive Officer	Performance Shares ($)	Restricted Stock Units ($)	Stock Options ($)	Total 2019 LTI ($)	Total 2018 LTI ($)	Change (%)
John J. Christmann IV	6,206,733	4,767,751	-	10,974,484	11,077,541	-0.9
Stephen J. Riney	2,514,914	1,931,864	-	4,446,777	4,017,441	10.7
P. Anthony Lannie	1,628,580	1,250,987	-	2,879,568	2,822,917	2.0

Stock Ownership Requirements

In 2019, we increased the stock ownership requirement of the CEO and President from 6x base salary to 10x base salary in order to ensure ongoing alignment with our shareholders’ interests. Because of that holding requirement, and also because the CEO and President still holds the number of Apache shares that have vested during his tenure in the role, his actual pay is well aligned with our shareholders’ experience.

Actual Pay vs Stock Price Performance

The 10X stock ownership requirement reinforces the pay for performance alignment between our CEO and President and our shareholders. The CEO and President’s actual pay, defined as base salary, earned bonus, all other compensation as reported in the summary compensation table, and equity that vested that year valued as of December 31, 2019, has averaged $6.1 million per year for the five-year period 2015 through 2019. This is 57.8 percent lower than his reported pay during that period, which is consistent with the stock price performance of -59.2 percent, excluding dividends, during that same period. For a discussion of realized pay versus stock price performance, see page 35.

Benefits and Other Compensation

Our NEOs receive the standard benefits received by all employees, including: group health (medical, dental, pharmacy, and vision); group life; accidental death and dismemberment; business travel accident; disability plans; defined contribution retirement plans (a Money Purchase Retirement Plan and a 401(k) Savings Plan); paid parental, elder care, and bereavement leave; company and flex holidays; and vacation.

As part of their total compensation, our NEOs are eligible for additional benefits that are designed to maintain market competitiveness. These include a comprehensive annual physical examination, an individual cash-value-based variable universal life insurance policy of two times base salary, an enhanced individual long-term disability policy for 75 percent of eligible earnings, continued Apache and employee tax deferred contributions to a non-qualified retirement/savings plan once limits are reached in qualified retirement plans, and financial counseling services provided by Ayco, a Goldman Sachs company.

Our operations are spread around the globe, including locations that present a variety of physical and geo-political risks. For both business efficiency and security reasons, we require the CEO and President to use Apache’s aircraft for all air travel, unless good business judgment would require otherwise. More details on the above benefits are presented under “All Other Compensation” following the “Summary Compensation Table.”

The Company also maintains an Income Continuance Plan providing benefits to a group of employees meeting specified criteria, including our NEOs, in the case of a change of control affecting the Company, which includes a double trigger requirement of termination to be eligible for such benefits. The plan is designed to induce our executives to remain in the employ of the Company for the ultimate benefit of the Company and its shareholders. Additionally, the Company’s Executive Termination Policy provides for standardized payment of benefits in the event of an executive’s termination without cause, which minimizes the risk of excessive payouts in such events. More details on the policy and plan are presented under the “Potential Payments Upon Termination or Change in Control” table.

46	APACHE CORPORATION - 2020 Proxy Statement

Elements of the 2020 Compensation Program

Annually in December, the MD&C Committee receives executive compensation benchmarking data from our independent compensation consultant, Longnecker & Associates (the Consultant), to ensure market alignment with our peers. Additionally, our Board evaluates any feedback provided by shareholders regarding potential changes to our compensation program. After reviewing this information in 2019, and in the spirit of relentless improvement, an Apache core value, the MD&C Committee made the following changes for 2020:

Base Salary

The base salary for our CEO and President remains unchanged for 2020. The base salaries for all of the Company’s other officers are based on market reference pay levels in accordance with our standard program and processes as described on page 36.

Annual Incentive Compensation

For 2020, we have cut the number of goals in half relative to 2019. We have also increased the combined weighting for our returns and free cash flow metrics in the 2020 annual incentive plan to 40 percent to continue to emphasize our focus on delivering shareholder returns and free cash flow yield. We have eliminated the production-related goal, and we have added an ESG goal relating to greenhouse gas emissions, fresh water use, natural gas flaring, the United Nations Sustainable Development Goals, and workforce training in recognition of the importance of sustainability.

Long-Term Incentive Compensation

We have increased the weighting of long-term performance awards for all executives from 55 percent in 2019 to 60 percent for 2020, with the balance of the 2020 program comprised of Apache RSUs.

We have maintained the CROIC and relative TSR metrics from the 2019 program, each weighted 50 percent. The CROIC metric remains a true three-year measure, with target set at the beginning of the performance period, designed to incentivize the sustained generation of returns to shareholders over the long-term. Accordingly, the entire 2020 performance share program will be based on multi-year performance goals.

For the relative TSR portion of the 2020 program, we will utilize the same TSR performance peer group as 2019, except that our TSR performance is measured relative to 16 peer companies and the S&P 500 Index as a 17th comparator (as explained at page 50 below) over a rolling three-year period. We will also utilize the same TSR ranking scale as 2019:

TSR Rank	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18
Payout	2.00	2.00	2.00	1.85	1.70	1.55	1.40	1.25	1.10	0.90	0.75	0.60	0.45	0.30	0.15	0.00	0.00	0.00

As in 2019, the 2020 awards are eligible for dividend equivalents that accumulate during the performance period if dividends are declared and paid by the Company during such period, subject to the resulting performance multiple. Dividends will be paid in cash following the end of the performance period, based on the same vesting schedule as the underlying awards, if a payout is warranted, or alternatively they will be forfeited if the underlying awards are forfeited.

In addition, just like the 2019 program, the 2020 awards will vest 50 percent at the end of the three-year performance period, with the remaining 50 percent vesting in the fourth year. The awards will be paid in cash. They include a 1x cap for the 50 percent TSR portion of the awards in the event Apache’s absolute TSR for the three-year performance period is negative. The cap supplements the MD&C Committee’s negative discretion. The awards allow continued vesting upon retirement after attaining age 55 and a certain combination of age and years of service, provided that such retirement occurs after the first three months of the performance period (and not before).

Benefits and Other Compensation

In 2020, our NEOs will continue to receive the benefits as described in the 2019 section above.

APACHE CORPORATION - 2020 Proxy Statement	47

Decision-Making Process

Pay Philosophy

Our executive compensation philosophy is to design compensation programs that:

✓	Attract, retain, and reward top talent;
✓	Align our executives’ interests with those of our shareholders by paying for performance; and
✓

Provide a substantial portion of our compensation in long-term, equity-based compensation to reward performance over the long-term and align the compensation of our top executives with the shareholder experience.

Our approach to pay takes into account external market and internal parity concerns as well as recruitment, retention, and long-term performance goals, which drive shareholder value.

Peer group data contributes to our external market parity, recruitment, retention, and performance analysis. To assemble the right peer group, our MD&C Committee considers data such as industry, revenues, assets, market capitalization, enterprise value, earnings, leverage and liquidity, gross production, hydrocarbon mix, comparability of asset portfolio, and the availability of compensation data. The MD&C Committee further considers whether the company competes with Apache for talent, is headquartered in the United States, lists Apache as a peer in their 2019 proxy statement, lists a peer of Apache as a peer in their 2019 proxy statement, and is considered an Apache peer by proxy advisory firms. Finally, the MD&C Committee reviews the most recent compensation data provided by our Consultant, industry size-based surveys, and our own labor market data.

The MD&C Committee believes that, in combination, these criteria generate tailored peer groups that reflect the size and complexity of Apache’s business. After considering these criteria, in 2019 the MD&C Committee selected a separate compensation peer group and TSR performance peer group. In the E&P business, these two groups serve different objectives and allow the MD&C Committee to account for (a) the complexity of our operations with respect to compensation, and (b) production mix with respect to share performance. These peer groups were identified in our 2019 proxy, along with the rationale for their selection. As a result of the feedback we have received during our shareholder outreach efforts and the 95 percent vote by shareholders in favor of our programs in 2019, which included these separate peer groups, the MD&C Committee has decided to maintain two separate peer groups for 2020 using the same rationale as 2019.

Compensation Peer Group

The MD&C Committee refers to data regarding compensation awarded to similarly-situated officers by companies in the compensation peer group to ensure that our NEOs’ base salaries, target annual incentive compensation award opportunities, and equity grants are competitive. The compensation peer group is intended to reflect peer E&P companies that operate in the United States and internationally, compete with Apache for executive talent, and have comparable activity and scope of operations.

International Operations
Compensation Peer	Africa	Asia	Australia	Europe	North America	South America
A	X					X
B	X	X	X	X	X	X
C					X
D					X
E		X		X	X	X
F	X	X		X	X	X
G	X	X		X
H		X	X		X	X
I	X	X
J		X				X
Apache	X			X		X

Note: “North America” is a reference to non-U.S. locations only. All of the peer companies shown above operate in the U.S. The location data was shown to the MD&C Committee on September 11, 2018, in consideration of the 2019 compensation peer group approval. The composition of our compensation peer group is reviewed annually.

48	APACHE CORPORATION - 2020 Proxy Statement

For the 2019 compensation peer group, based on a review of all of the above criteria, the MD&C Committee selected the following multinational E&P companies:

2019 COMPENSATION PEER GROUP
Anadarko Petroleum Corporation ConocoPhillips Company Devon Energy Corporation Encana Corporation EOG Resources, Inc.	Hess Corporation Marathon Oil Corporation Murphy Oil Corporation Noble Energy Inc. Occidental Petroleum Corporation

The MD&C Committee evaluated the 2020 compensation peer group again in September 2019. That review resulted in the removal of two compensation peers. The first peer, Devon Energy Corporation, divested its international operations, and the second peer, Anadarko Petroleum Corporation, merged with Occidental Petroleum Corporation. Though areas of operations may change from time to time, there are now nine E&P companies of size and scale, including Apache, operating both in the U.S. and internationally. Accordingly, based on all of the above criteria, the 2020 compensation peer group is comprised of the following multinational E&P companies:

2020 COMPENSATION PEER GROUP
ConocoPhillips Company Encana Corporation EOG Resources, Inc. Hess Corporation	Marathon Oil Corporation Murphy Oil Corporation Noble Energy Inc. Occidental Petroleum Corporation

TSR Performance Peer Group

The MD&C Committee refers to the TSR performance peer group to evaluate our relative TSR performance for purposes of the performance-based awards. Unlike the compensation peer group, the 2019 TSR performance peer group generally reflects a relevant industry cross section of E&P companies that compete with Apache in the commodity marketplace, consisting of the following E&P companies:

2019 TSR PERFORMANCE PEER GROUP
Anadarko Petroleum Corporation Antero Resources Corp. Cabot Oil & Gas Corporation Cimarex Energy Co. Concho Resources Inc. ConocoPhillips Company	Devon Energy Corporation Diamondback Energy, Inc. Encana Corporation EOG Resources, Inc. EQT Corporation Hess Corporation	Marathon Oil Corporation Murphy Oil Corporation Noble Energy Inc. Occidental Petroleum Corporation Pioneer Natural Resources Co.

The 2019 TSR performance peer group consists of independent E&P companies that produce the full hydrocarbon value stream, representing a balanced mix of those that favor crude oil production and those that favor the production of natural gas and natural gas liquids, as shown in the chart below:

OIL > 55%				RELATIVELY BALANCED				OIL < 45%

TSR Peer	Oil	Gas	NGLs	TSR Peer	Oil	Gas	NGLs	TSR Peer	Oil	Gas	NGLs

A	74	12	14	F	55	30	15	L	34	49	17

B	63	22	14	G	55	39	6	M	30	45	25

C	62	38	0	Apache ‘18	53	35	12	N	24	59	17

D	58	28	14	H	53	32	15	O	4	96	0

E	58	22	20	I	52	40	8	P	2	72	26

				J	51	35	14	Q	1	87	12

				K	45	37	18

APACHE CORPORATION - 2020 Proxy Statement	49

With respect to size, Apache falls in the middle band of the 2019 TSR performance peer group:

TSR PEER	REVENUE ($Billions)	TSR PEER	MARKET CAP ($Billions)	TSR PEER	ENTERPRISE VALUE ($Billions)
I	37.1	I	76.2	I	84.6
B	17.7	F	60.0	F	65.1
F	16.0	B	53.1	B	60.4
K	14.5	H	26.7	H	45.1
H	13.0	C	26.0	C	30.1
E	8.3	E	25.2	E	26.0
Apache	7.2	D	16.0	Apache	22.3
J	6.2	J	13.9	D	21.1
D	6.1	Apache	13.3	Q	18.5
L	5.0	K	12.7	L	18.1
Q	4.8	L	11.3	J	17.8
N	4.8	A	11.2	K	15.6
P	4.1	N	8.5	A	13.5
C	3.9	M	7.8	N	13.5
O	3.2	G	5.5	P	10.4
G	2.4	Q	4.8	M	8.5
M	2.3	P	4.2	G	7.5
A	1.9	O	3.0	O	4.0

Note: The data in the two 2019 tables shown above were provided to the MD&C Committee on December 11, 2018 in consideration of the 2019 TSR performance peer group approval. For our active TSR programs in which Anadarko is a peer company, we are using the beginning share price of Anadarko with the price adjusted post-closing to account for Anadarko’s merger with Occidental. The composition of the TSR performance peer group is reviewed annually.

For 2020, the TSR performance peer group consists of the same peers as those in the 2019 program, except that we have removed Anadarko Petroleum Corporation as a result of its merger with Occidental Petroleum Corporation and we have added the S&P 500 Index.

Why the S&P 500 Index?

In 2019, E&P shareholders and interested stakeholders began to engage in constructive dialogue concerning incentives for executive compensation by reference to the sector’s value proposition relative to other industrial and cyclical sectors. The discussion focused attention on the TSR portion of the E&P sector’s long-term incentive compensation programs, in which award size is largely determined relative to E&P peers, nearly all of whom have underperformed in recent years. In other words, the criticism is that compensation can remain high even for executives in a company with a negative TSR as long as that company outperforms its underperforming peers.

A question raised by these discussions is whether E&P companies are doing enough to include value-based measures in their compensation programs like other industrial and cyclical sectors. One consideration is whether to feature the S&P 500 Index in a relative TSR program.

During our shareholder outreach calls in the fall of 2019, we sought feedback from our shareholders to consider linking 25 percent of our 2020 performance share program to the Company’s performance relative to the S&P 500 Index. Most of our shareholders have expressed a preference for value-based measures, such as returns and free cash flow. However, our shareholders’ views were varied with respect to the S&P 500 Index comprising such a large portion of our long-term program, with a comparable number of likes, dislikes, and those who were indifferent or on the fence. A number of our shareholders emphasized that, regardless of our decision, they will continue to compare Apache’s performance and pay practices against our E&P peers.

Reflecting on our shareholders’ feedback, and to maintain shareholder alignment, the MD&C Committee has decided to continue to include robust return measures in our annual and long-term incentive compensation programs and a TSR cap for negative absolute TSR in our performance share programs, while adding the following additional pay elements: (1) a free cash flow goal in our annual incentive compensation program in place of a production goal, resulting in a combined weighting of 40 percent for our returns and free cash flow measures in our annual incentive compensation program, and (2) the S&P 500 Index as one of 17 TSR performance peers in our long-term incentive compensation program to underscore the Company’s resolve to focus on value-based measures in assessing performance.

50	APACHE CORPORATION - 2020 Proxy Statement

In terms of product mix, the 2020 TSR performance peer group has the following characteristics:

OIL > 55%				RELATIVELY BALANCED				OIL < 45%

TSR Peer	Oil	Gas	NGLs	TSR Peer	Oil	Gas	NGLs	TSR Peer	Oil	Gas	NGLs

A	65	17	19	G	53	30	17	J	37	42	21

B	62	38	0	H	52	35	13	K	35	39	26

C	61	17	21	Apache ‘19	51	33	17	L	31	42	27

D	61	33	7	I	51	33	17	M	30	46	25

E	57	25	18					N	2	68	31

F	56	27	17					O	0	95	4

In terms of size, Apache falls in the middle band of the 2020 TSR performance peer group:

TSR PEER	REVENUE ($Billions)	TSR PEER	MARKET CAP ($Billions)	TSR PEER	ENTERPRISE VALUE ($Billions)
H	$38,963	H	$57,139	H	$64,696
E	$19,543	F	$44,061	E	$49,102
F	$18,112	E	$39,867	F	$49,003
K	$10,082	C	$20,828	G	$24,738
C	$9,490	G	$18,214	C	$22,463
Apache	$6,986	A	$15,858	A	$21,473
M	$6,933	B	$14,314	B	$18,842
G	$6,806	J	$10,291	J	$18,421
I	$6,062	I	$10,010	M	$18,258
O	$4,749	K	$9,227	Apache	$18,182
J	$4,615	Apache	$7,835	I	$14,806
B	$4,490	M	$7,499	K	$10,360
N	$4,459	L	$4,091	D	$8,394
D	$3,106	O	$3,158	O	$8,186
A	$3,055	D	$3,078	N	$8,053
L	$2,339	N	$1,116	L	$6,420

Note: Data in the two 2020 tables shown above were provided to the MD&C Committee on December 18, 2019, in consideration of the 2020 TSR performance peer group approval. The composition of the TSR performance peer group is reviewed annually.

Roles in Determining Pay

The Board of Directors

Executive compensation decision-making is a core Board responsibility. The independent members of the Board review, modify as needed, and approve the MD&C Committee’s recommendations for the CEO and President’s total compensation. The entire Board is responsible for this same process in establishing the other NEOs’ compensation.

The MD&C Committee

The MD&C Committee, which met seven times in 2019, assesses the effectiveness of our compensation programs. Its key responsibilities are to:

▶	Review our goals and strategic objectives and evaluate performance.

▶	Recommend the CEO and President’s compensation to the Board for approval by the independent directors. This review is handled in executive session.

▶	Recommend to the Board for its approval the compensation for all other executive officers.

▶	Review and recommend to the Board broad-based, long-term compensation programs for all employees.

▶	Ensure compensation does not incentivize excessive risk.

▶	Review, and discuss with management, succession planning and employee development.

APACHE CORPORATION - 2020 Proxy Statement	51

▶

Make recommendations to the Board regarding our equity-based plans, approve, award, and administer grants under the equity-based plans, including certification of performance goals and their achievement, and prepare a summary of the awards and grants made.

▶	Address any other duties or responsibilities expressly delegated to the MD&C Committee by the Board.

Each of the MD&C Committee’s four members meets the independence requirements of the New York Stock Exchange and the Nasdaq listing standards. Each member of the MD&C Committee is an outside director within the meaning of Section 162(m) of the Internal Revenue Code. The MD&C Committee’s charter is available on our website.

The Compensation Consultant

The Board has authorized the MD&C Committee to retain an independent compensation consultant. The MD&C Committee has engaged the Consultant to provide independent compensation advice and data. The Consultant annually assesses our compensation program’s potential for risk and its competitiveness relative to our peers. The Consultant received de minimis compensation for limited advisory services provided with respect to broad-based compensation in 2019.

Each year the MD&C Committee reviews the independence of the Consultant and obtains written certification that the Consultant complies with its own independence rules. The MD&C Committee has determined that the Consultant was independent during 2019.

Management

In addition to the use of the Consultant, the MD&C Committee receives compensation recommendations and evaluations of the executive group from the CEO and President. The MD&C Committee, along with each of the independent directors, is authorized by the Board to obtain information from, and work directly with, any employee in fulfilling its responsibilities. Our head of human resources prepares materials for the CEO and President and the MD&C Committee for the exercise of their distinct, but interrelated, compensation responsibilities. The MD&C Committee also utilizes the data provided by the Consultant, including recommendations for the associated compensation values derived from their reports. The MD&C Committee carefully considers the recommendations of the CEO and President, management, and the Consultant to reach final determinations in order to recommend actions to the Board.

Risk Considerations in Compensation Programs

The MD&C Committee does not believe our compensation programs encourage inappropriate risk taking. The MD&C Committee, with assistance from the Consultant, arrived at this conclusion for the following reasons:

▶

Our employees receive both fixed and variable compensation. The fixed portion provides a steady income regardless of the Company’s stock performance. This allows executives to focus on the Company’s business without an excessive focus on the Company’s stock price performance.

▶

The goals and objectives for the annual incentive compensation plan are set to avoid overweighting any single factor that, if not achieved, would result in the loss of a large percentage of compensation.

▶

Our equity awards for executives generally vest over three-year and four-year periods, which discourages short-term risk taking. Our substantial stock holding requirements extend these time frames further.

▶	Our stock ownership requirements encourage a long-term perspective by our executives.

▶

Our equity compensation plan provides that, unless otherwise specifically provided in an award agreement for certain events, such as retirement, our executives’ unvested long-term equity compensation is forfeited upon voluntary termination.

▶	Our incentive programs have been in place for many years, and we have seen no evidence that they encourage excessive risk taking.

▶	Essentially all of our employees participate in our equity-based compensation programs, regardless of business unit, which encourages consistent behavior across the Company.

52	APACHE CORPORATION - 2020 Proxy Statement

Tax Legislation Related to Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a limit, with certain exceptions, on the amount that a publicly-held corporation may deduct in any tax year commencing on or after January 1, 1994, for the compensation paid to certain highly-compensated employees. Prior to the enactment of the Tax Cuts and Jobs Act of 2017 (the “Act”), certain “performance-based compensation” was not counted toward this limit. The Act eliminated the “performance-based compensation” exemption as of November 2, 2017. The MD&C Committee intends generally to qualify compensation paid to its executive officers as deductible, but it reserves the right to pay compensation that is not deductible.

Internal Revenue Code Section 409A requires “nonqualified deferred compensation plans” to meet requirements in order to avoid acceleration of the recipient’s federal income taxation of the deferred compensation. The Internal Revenue Service issued final regulations in April 2007 regarding the application of Section 409A, which were generally effective January 1, 2009. Prior to effectiveness, companies were expected to comply in “good faith” with the statute, taking note of the interim guidance issued by the Internal Revenue Service. We amended several of our benefit plans in order for them to be exempt from Section 409A, while we continue to provide benefits through several plans that remain subject to Section 409A. The terms of these plans were amended before January 1, 2009, as necessary, and are intended to meet the requirements of the final regulations.

MD&C Committee Report

The Management Development and Compensation Committee of the Board of Directors of Apache Corporation reviewed and discussed with management the Compensation Discussion and Analysis set forth above, and based upon such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

March 24, 2020	Members of the Management Development and Compensation Committee William C. Montgomery, Chairman Annell R. Bay Rene R. Joyce Daniel W. Rabun

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Summary Compensation Table

The table below summarizes the compensation for the individuals listed below for all services rendered to the Company and its subsidiaries during fiscal years 2019, 2018, and 2017. The persons included in this table are the Company’s principal executive officer, principal financial officer, and the three other most highly compensated executive officers (the “NEOs”) who served as executive officers of the Company during 2019.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards(1) ($) (e)	Option Awards(1) ($) (f)	Non-Equity Incentive Plan Compensation(2) ($) (g)		Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($) (h)	All Other Compensation(4) ($) (i)	Total ($) (j)

John J. Christmann IV Chief Executive Officer and President	2019	1,300,000	—	10,974,484	—	1,422,980		—	589,836	14,287,300
	2018	1,300,000	—	9,488,299	1,589,243	2,327,130		—	496,775	15,201,447
	2017	1,300,000	—	9,317,645	1,589,238	1,605,500		—	620,990	14,433,373

Stephen J. Riney Executive Vice President and Chief Financial Officer	2019	795,000	—	4,446,777	—	669,390		—	285,645	6,196,812
	2018	725,000	—	3,441,076	576,365	1,265,523		—	224,782	6,232,746
	2017	725,000	—	3,060,354	521,981	1,118,506	(5)	—	291,652	5,717,493

P. Anthony Lannie Executive Vice President and General Counsel	2019	695,000	—	2,879,568	—	468,152		—	215,173	4,257,893
	2018	675,000	—	2,417,923	404,994	743,580		—	181,926	4,423,423
	2017	675,000	—	2,077,622	354,363	513,000		—	238,392	3,858,377

David A. Pursell Executive Vice President, Development, Planning, Reserves and Fundamentals	2019	675,000	—	2,447,106	—	454,680		—	136,326	3,713,112
	2018	—	—	—	—	—		—	—	—
	2017	—	—	—	—	—		—	—	—

W. Mark Meyer(6) Senior Vice President, Energy Technology, Data Analytics and Commercial Intelligence	2019	675,000	—	2,447,106	—	454,680		—	223,790	3,800,576
	2018	—	—	—	—	—		—	—	—
	2017	—	—	—	—	—		—	—	—

(1)

Value of RSU and stock option awards made during the fiscal year based upon aggregate grant date fair value, determined in accordance with applicable FASB ASC Topic 718. The discussion of the assumptions used in calculating the aggregate grant date fair value of the RSU awards can be found in the footnotes to the Grants of Plan Based Awards Table below and in Note 14 of the Notes to Consolidated Financial Statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2019. For stock options, the estimated fair value is based upon principles of the Black-Scholes option pricing model. The Black-Scholes model utilizes numerous arbitrary assumptions about financial variables such as interest rates, stock price volatility, and future dividend yield. The value of the RSU and stock option awards is expensed ratably over the term of the award.

(2)

Amounts reflected under column (g) are paid pursuant to the Company’s incentive compensation plan as described under “Annual Incentive Compensation” in the Compensation Discussion and Analysis, except as described in footnote (5) below.

(3)	Earnings from the Non-Qualified Deferred Compensation Table are not included as they are not above-market or preferential earnings.

(4)	For additional information on All Other Compensation, see discussion, table, and footnotes below.

(5)

Includes the amount paid under the 2015 performance contingent cash plan. Because Mr. Riney joined the Company after the start date of the 2015 Performance Share performance period, he received a performance contingent cash plan in place of performance shares. The payout of his award was based on the same metrics and targets used in the 2015 Performance Share program.

(6)	Mr. Meyer’s title changed from Executive Vice President to Senior Vice President in January 2020.

54	APACHE CORPORATION - 2020 Proxy Statement

All Other Compensation

Officers participate in two qualified retirement plans. The 401(k) Savings Plan provides a match up to the first eight percent of base pay and incentive bonus, and the Money Purchase Retirement Plan provides an annual six percent Company contribution. Additionally, officers can elect to participate in the Non-Qualified Retirement/Savings Plan to defer beyond the limits in the 401(k) Savings Plan and continue Company contributions, which exceed the limits in the qualified plans. The Deferred Delivery Plan allows officers the ability to defer income in the form of deferred units from the vesting of RSUs under the Company’s 2007 Omnibus Equity Compensation Plan, 2011 Omnibus Equity Compensation Plan, and 2016 Omnibus Compensation Plan. The contributions into both non-qualified plans are reported in the Non-Qualified Deferred Compensation Table. The Company does not have a defined benefit plan for U.S. employees.

Apache provides U.S. employees with two times their base salary under group term life insurance. Executives receive the first $50,000 of coverage under the same group term life insurance plan, and the remaining amount to bring them up to two times salary is provided in the form of universal life insurance policies.

During 2017-2019, the Board required John J. Christmann IV to use the Company’s aircraft for all air travel for security reasons and to facilitate efficient business travel, unless good business judgment required otherwise. Even though the Company considers these costs a necessary business expense rather than a perquisite for Mr. Christmann, in line with SEC guidance, the following table includes the amounts attributable to each NEO’s personal aircraft usage. Executives are not reimbursed for the taxes on the income attributable to the personal use of corporate aircraft. The methodology for the valuation of non-integral use of corporate aircraft for disclosure in the Summary Compensation Table, in compliance with SEC guidance, calculates the incremental cost to the Company for personal use of the aircraft based on the cost of fuel and oil per hour of flight; trip-related inspections, repairs and maintenance; crew travel expenses; on-board catering; trip-related flight planning services; landing, parking, and hangar fees; supplies; passenger ground transportation; and other variable costs. Additionally, the value of trips attributable to philanthropic interests was included, even though they are seen as contributing to the goodwill of the Company. In addition, Standard Industry Fare Level tables, published by the Internal Revenue Service, are used to determine the amount of compensation income that is imputed to the executive for tax purposes for personal use of corporate aircraft.

In addition to the benefits for which all employees are eligible, the Company also covers the cost of a comprehensive annual physical and the full cost of enhanced long-term disability coverage for executive officers.

For executive officers, Apache makes available the services of a financial counseling service provider. If the officer elects to enroll in such services, Apache pays the costs charged by the service provider.

APACHE CORPORATION - 2020 Proxy Statement	55

The following table provides a detailed breakdown of the amounts for fiscal years 2019, 2018, and 2017 under “All Other Compensation” in the Summary Compensation Table:

Name	Year	Company Contributions Retirement Plans ($)	Company Contributions Non-Qualified Plans ($)	Life Insurance Premiums ($)	Use of Company Property ($)		Enhanced Long-Term Disability Coverage & Annual Physicals ($)	Dividend Equivalents on Unvested Restricted Stock Units ($)	Financial Planning Services and Other Expenses ($)	Total ($)
John J. Christmann IV	2019	37,000	470,798	10,929	44,062	(a)	27,047	—	—	589,836
	2018	36,500	370,270	10,698	51,517	(a)	27,790	—	—	496,775
	2017	36,000	490,344	766	66,465	(a)	25,915	1,500	—	620,990
Stephen J. Riney	2019	37,000	214,066	17,009	—	(a)	17,570	—	—	285,645
	2018	36,500	161,425	10,334	672	(a)	15,851	—	—	224,782
	2017	36,000	228,040	9,862	2,713	(a)	15,037	—	—	291,652
P. Anthony Lannie	2019	37,000	164,401	432	—		13,340	—	—	215,173
	2018	36,500	129,820	421	—		15,185	—	—	181,926
	2017	36,000	186,740	421	—		15,231	—	—	238,392
David A. Pursell	2019	37,000	67,210	14,212	—		14,279	—	3,625	136,326
	2018	—	—	—	—		—	—	—	—
	2017	—	—	—	—		—	—	—	—
W. Mark Meyer	2019	37,000	153,890	15,089	—		14,374	—	3,437	223,790
	2018	—	—	—	—		—	—	—	—
	2017	—	—	—	—		—	—	—	—

(a)	These amounts for 2019, 2018, and 2017 are for use of corporate aircraft.

56	APACHE CORPORATION - 2020 Proxy Statement

Grants of Plan Based Awards Table

The table below provides supplemental information relating to the Company’s annual incentive compensation plan and the Company’s grants of RSUs during fiscal year 2019 to the NEOs. There were no stock options or stock appreciation rights granted during fiscal year 2019. Also included, in accordance with SEC rules on disclosure of executive compensation, is information relating to the estimated grant date fair value of the grants. Neither the values reflected in the table nor the assumptions utilized in arriving at the values should be considered indicative of future stock performance.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)		All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
Name (a)	Grant Type	Grant Date (b)	Threshold ($) (c)	Target ($) (d)		Maximum ($) (e)		Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
John J. Christmann IV	Annual Incentive Award		—	1,690,000	(1)	3,380,000	(1)	—	—	—	—		—	—	—
	Performance -Based Cash RSUs (TSR)	01/03/2019	—	—		—		16,080	107,197	214,394	—		—	—	3,293,092
	Performance- Based Cash RSUs (CROIC)	01/03/2019	—	—		—		53,599	107,198	214,396	—		—	—	2,913,642
	ALTM Cash- Based RSUs	01/03/2019	—	—		—		—	—	—	142,790	(3)(6)	—	—	1,059,502
	APA Cash- Based RSUs	01/03/2019	—	—		—		—	—	—	54,573	(4)(6)	—	—	1,483,294
	APA Stock- Based RSUs	01/03/2019	—	—		—		—	—	—	81,860	(5)(6)	—	—	2,224,955
Stephen J. Riney	Annual Incentive Award		—	795,000	(1)	1,590,000	(1)	—	—	—	—		—	—	—
	Performance -Based Cash RSUs (TSR)	01/03/2019	—	—		—		6,515	43,435	86,870	—		—	—	1,334,323
	Performance- Based Cash RSUs (CROIC)	01/03/2019	—	—		—		21,718	43,436	86,872	—		—	—	1,180,590
	ALTM Cash- Based RSUs	01/03/2019	—	—		—		—	—	—	57,857	(3)(6)	—	—	429,299
	APA Cash- Based RSUs	01/03/2019	—	—		—		—	—	—	22,113	(4)(6)	—	—	601,031
	APA Stock- Based RSUs	01/03/2019	—	—		—		—	—	—	33,169	(5)(6)	—	—	901,533

APACHE CORPORATION - 2020 Proxy Statement	57

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)		All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
Name (a)	Grant Type	Grant Date (b)	Threshold ($) (c)	Target ($) (d)		Maximum ($) (e)		Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
P. Anthony Lannie	Annual Incentive Award		—	556,000	(1)	1,112,000	(1)	—	—	—	—		—	—	—
	Performance -Based Cash RSUs (TSR)	01/03/2019	—	—		—		4,219	28,127	56,254	—		—	—	864,061
	Performance- Based Cash RSUs (CROIC)	01/03/2019	—	—		—		14,064	28,128	56,256	—		—	—	764,519
	ALTM Cash- Based RSUs	01/03/2019	—	—		—		—	—	—	37,466	(3)(6)	—	—	277,998
	APA Cash- Based RSUs	01/03/2019	—	—		—		—	—	—	14,319	(4)(6)	—	—	389,190
	APA Stock- Based RSUs	01/03/2019	—	—		—		—	—	—	21,479	(5)(6)	—	—	583,799
David A. Pursell	Annual Incentive Award		—	540,000	(1)	1,080,000	(1)	—	—	—	—		—	—	—
	Performance- Based Cash RSUs (TSR)	01/03/2019	—	—		—		3,585	23,903	47,806	—		—	—	734,300
	Performance- Based Cash RSUs (CROIC)	01/03/2019	—	—		—		11,952	23,903	47,806	—		—	—	649,684
	ALTM Cash- Based RSUs	01/03/2019	—	—		—		—	—	—	31,840	(3)(6)	—	—	236,253
	APA Cash- Based RSUs	01/03/2019	—	—		—		—	—	—	12,169	(4)(6)	—	—	330,753
	APA Stock- Based RSUs	01/03/2019	—	—		—		—	—	—	18,253	(5)(6)	—	—	496,117
W. Mark Meyer	Annual Incentive Award		—	540,000	(1)	1,080,000	(1)	—	—	—	—		—	—	—
	Performance- Based Cash RSUs (TSR)	01/03/2019	—	—		—		3,585	23,903	47,806	—		—	—	734,000
	Performance- Based Cash RSUs (CROIC)	01/03/2019	—	—		—		11,952	23,903	47,806	—		—	—	649,684
	ALTM Cash- Based RSUs	01/03/2019	—	—		—		—	—	—	31,840	(3)(6)	—	—	236,253
	APA Cash- Based RSUs	01/03/2019	—	—		—		—	—	—	12,169	(4)(6)	—	—	330,753
	APA Stock- Based RSUs	01/03/2019	—	—		—		—	—	—	18,253	(5)(6)	—	—	496,117

(1)

Reflects estimated possible payouts under the Company’s annual incentive compensation plan. The estimated amounts are calculated based on the applicable annual bonus target and base salary earnings for each NEO in effect for the 2019 measurement period. The maximum payout under the plan is 200 percent of target. The Company’s annual incentive compensation plan does not contain thresholds. Actual incentive bonus awards granted for 2019 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

58	APACHE CORPORATION - 2020 Proxy Statement

(2)

For the grants made on January 3, 2019, the number of RSUs granted is shown as the target number, while the maximum number assumes a multiple of 2.0, and the threshold number shows the minimum number of RSUs earned if threshold performance goals are achieved.

On January 3, 2019, pursuant to the 2016 Omnibus Compensation Plan, the Company established the 2019 Business Performance Program Specifications for corporate and regional executives and key employees who were employed on or before December 31, 2018. These employees, including the executives named in the Summary Compensation Table, were granted the right to receive RSUs, the number of which will be determined based on the Company’s achievement of two different measures of performance:

-	Total shareholder return (“TSR”) as compared to a peer group of 17 companies (weighted 50%) – discussed below.

-

Cash return on invested capital (“CROIC”) (weighted 50%) – evaluated over a three-year performance period against a performance target determined at the beginning of the performance period. Performance is measured based on the three-year average relative to target.

At the conclusion of the three-year performance period, which began on January 1, 2019, and will end on December 31, 2021, a calculation of the Company’s achievement of the performance measures will be made and the resulting percentage achievement will be applied to the target shares to derive the number of shares awarded. If achievement warrants, vesting will begin when performance share results are determined by the committee in January 2022, with 50 percent of the adjusted number of RSUs vesting immediately and 50 percent vesting as of January 1, 2023. Employees must be employed during the entire performance period and on the date of vesting.

For the TSR performance measure, at the conclusion of the three-year performance period, the Company’s performance will be directly ranked within the peer group. If the Company’s TSR ranks from 1 to 15, this will result in the application of a single multiplier to 50% of the target number of RSUs as follows:

TSR Rank	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18
Payout	2.00	2.00	2.00	1.85	1.70	1.55	1.40	1.25	1.10	0.90	0.75	0.60	0.45	0.30	0.15	0.00	0.00	0.00

However, if the Company ranks 16-18, there will be no achievement for this portion of the award.

TSR is determined by dividing (i) the sum of the cumulative amount of a company’s dividends for the performance period (assuming same-day reinvestment into the company’s common stock on the ex-dividend date) and the share price of the company’s common stock at the end of the performance period minus the share price at the beginning of the performance period by (ii) the share price at the beginning of the performance period.

(3)

These awards reflect the number of RSUs granted under the terms of the 2016 Omnibus Compensation Plan. The grant date fair value of these awards, calculated in accordance with FASB ASC Topic 718, is based on a closing price of Altus’ common stock on the date of grant. Except as discussed below, the RSUs are generally non-transferable and no dividends are paid on such units until vested. The RSUs vest ratably over three years and may be paid only in cash based on Altus’ share price.

(4)

These awards reflect the number of RSUs granted under the terms of the 2016 Omnibus Compensation Plan. The grant date fair value of these awards, calculated in accordance with FASB ASC Topic 718, is based on a closing price of the Company’s common stock on the date of grant. Except as discussed below, the RSUs are generally non-transferable and no dividends are paid on such units until vested. The RSUs vest ratably over three years and may be paid only in cash based on the Company’s share price.

(5)

These awards reflect the number of RSUs granted under the terms of the 2016 Omnibus Compensation Plan. The grant date fair value of these awards, calculated in accordance with FASB ASC Topic 718, is based on a closing price of the Company’s common stock on the date of grant. Except as discussed below, the RSUs are generally non-transferable and no dividends are paid on such units until vested. The RSUs vest ratably over three years.

(6)

The 2016 Omnibus Compensation Plan is administered by the MD&C Committee of the Company’s Board of Directors. RSUs granted under the 2016 Omnibus Compensation Plan are subject to appropriate adjustment in the event of reorganization, stock split, stock dividend, combination of shares, merger, consolidation, or other recapitalization of the Company. Upon both a change of control of the Company and termination of employment, all outstanding RSUs become automatically vested as of the date of such termination of employment. Generally, a change of control occurs when a person, partnership, or corporation acting in concert, or any or all of them, acquires more than 20 percent of the Company’s outstanding voting securities or upon a merger or similar combination, a sale of all or substantially all assets of the Company, or a change in the majority of the Company’s directors that is not approved by the Company’s incumbent Board.

APACHE CORPORATION - 2020 Proxy Statement	59

Outstanding Equity Awards at Fiscal Year-End Table

The table below provides supplemental information relating to the stock-based awards held by the NEOs as of December 31, 2019:

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($) (j)
John J. Christmann IV	5,357	—		—	99.30	05/05/2020	10,241	(2)	262,067	68,636	(9)	1,756,395	(9)
	5,230	—		—	126.61	05/04/2021	19,543	(3)	500,105	45,227	(10)	1,157,359	(10)
	11,704	—		—	82.63	05/22/2022	32,058	(4)	820,364	114,491	(11)	2,929,825	(11)
	26,114	—		—	80.89	05/16/2023	21,372	(5)	546,909	214,395	(12)	5,486,368	(12)
	129,624	—		—	41.24	02/03/2026	81,860	(6)	2,094,797
	54,669	27,335	(3)	—	63.25	01/05/2027	54,573	(7)	1,396,523
	40,285	80,570	(4)	—	46.27	01/16/2028	142,790	(8)	408,379
Stephen J. Riney	—	—		—	—	—	9,000	(15)	230,310	21,693	(9)	555,124	(9)
	—	—		—	—	—	5,711	(2)	146,144	14,855	(10)	380,139	(10)
	—	—		—	—	—	6,419	(3)	164,262	41,522	(11)	1,062,548	(11)
	—	—		—	—	—	11,626	(4)	297,509	86,871	(12)	2,223,029	(12)
	—	—		—	—	—	7,751	(5)	198,348
	40,968	—		—	41.24	02/03/2026	33,169	(6)	848,795
	17,956	8,978	(3)	—	63.25	01/05/2027	22,113	(7)	565,872
	14,610	29,220	(4)	—	46.27	01/16/2028	57,857	(8)	165,471
P. Anthony Lannie	10,463	—		—	99.30	05/05/2020	5,317	(2)	136,062	18,079	(9)	462,642	(9)
	8,836	—		—	126.61	05/04/2021	4,358	(3)	111,521	10,085	(10)	258,075	(10)
	18,258	—		—	82.63	05/22/2022	8,170	(4)	209,070	29,176	(11)	746,614	(11)
	34,110	—		—	80.89	05/16/2023	5,446	(5)	139,363	56,255	(12)	1,439,565	(12)
	34,140	—		—	41.24	02/03/2026	21,479	(6)	549,648
	12,190	6,095	(3)	—	63.25	01/05/2027	14,319	(7)	366,423
	10,266	20,532	(4)	—	46.27	01/16/2028	37,466	(8)	107,153
David A. Pursell	—	—		—	—	—	32,711	(16)	837,074	28,927	(11)	740,242	(11)
	—	—		—	—	—	9,257	(13)	236,887	47,806	(12)	1,223,356	(12)
	—	—		—	—	—	6,172	(17)	157,941
	—	—		—	—	—	18,253	(6)	467,094
	—	—		—	—	—	12,169	(7)	311,405
	7,080	14,161	(13)		35.65	03/14/2028	31,840	(8)	91,062
W. Mark Meyer	—	—		—	—	—	32,711	(16)	837,074	30,092	(11)	770,054	(11)
	—	—		—	—	—	9,630	(14)	246,432	47,806	(12)	1,223,356	(12)
	—	—		—	—	—	6,420	(18)	164,288
	—	—		—	—	—	18,253	(6)	467,094
	—	—		—	—	—	12,169	(7)	311,405
	7,489	14,978	(14)		34.27	03/01/2028	31,840	(8)	91,062

(1)	Based on the per share closing price of the Company’s common stock of $25.59 on 12/31/2019, except as described in footnote 8 below.

(2)	Vests on 01/02/2020.

(3)	Vests on 01/05/2020.

(4)	Vests ratably on 01/16/2020 and 01/16/2021.

(5)	Vests ratably on 01/16/2020 and 01/16/2021. These units may be paid only in cash.

60	APACHE CORPORATION - 2020 Proxy Statement

(6)	Vests ratably on 02/01/2020, 01/03/2021, and 01/03/2022.

(7)	Vests ratably on 02/01/2020, 01/03/2021, and 01/03/2022. These units may be paid only in cash.

(8)	Vests ratably on 02/01/2020, 01/03/2021, and 01/03/2022. These units are based on the per share closing price of Altus’ Class A common stock of $2.86 on 12/31/2019 and may be paid only in cash.

(9)

Final amount vested based on the Company’s TSR and business performance from 01/01/2016 — 12/31/2018, as certified by the MD&C in January 2019. As a result, 50% of the RSUs earned vested on 01/23/2019 and the remaining 50% of the RSUs included in the table vest on 01/02/2020.

(10)

Final amount vested based on the Company’s TSR and business performance from 01/01/2017 — 12/31/2019; as certified by the MD&C in January 2020. As a result, 50% of the RSUs earned vested and 50% of the shares will vest on 01/01/2021.

(11)

Amount that vests will be based on the Company’s TSR and business performance from 01/01/2018 — 12/31/2020; no payout unless vesting occurs. If achievement warrants, 50% of the adjusted RSUs vest upon certification of the performance results and 50% of the adjusted RSUs vest on the first anniversary of the first day following the end of the performance period. As of 12/31/2019, two-year results would have resulted in a 77% payout under the 2018 Performance Share Program had it vested, therefore, the value and amount in the table assumes that target levels of performance are achieved. These units may be paid only in cash.

(12)

Amount that vests will be based on the Company’s TSR and business performance from 01/01/2019 — 12/31/2021; no payout unless vesting occurs. If achievement warrants, 50% of the adjusted RSUs vest upon certification of the performance results and 50% of the adjusted RSUs vest on the first anniversary of the first day following the end of the performance period. As of 12/31/2019, one-year results would have resulted in a 87.5% payout under the 2019 Performance Share Program had it vested, therefore, the value and amount in the table assumes that target levels of performance are achieved. These units may be paid only in cash.

(13)	Vests ratably on 03/14/2020 and 03/14/2021.

(14)	Vests ratably on 03/01/2020 and 03/01/2021.

(15)	Vests on 02/18/2020.

(16)	Vests on 12/11/2021.

(17)	Vests ratably on 03/14/2020 and 03/14/2021. These units may be paid only in cash.

(18)	Vests ratably on 03/01/2020 and 03/01/2021. These units may be paid only in cash.

Option Exercises and Stock Vested Table

The table below provides supplemental information relating to the value realized upon the exercise of stock options and upon the vesting of RSUs and conditional grants during fiscal year 2019 for each NEO:

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#)(1) (d)	Value Realized on Vesting ($)(1) (e)
John J. Christmann IV	—	—	189,851(2)	5,791,170(2)
Stephen J. Riney	—	—	53,854	1,712,967
P. Anthony Lannie	—	—	55,691	1,628,476
David A. Pursell	—	—	7,713	269,724
W. Mark Meyer	—	—	8,023	280,564
(1)	Reflects RSUs vested under the terms of the 2011 Omnibus Equity Compensation Plan and/or the 2016 Omnibus Compensation Plan.
(2)	For Mr. Christmann, includes compensation of $208,125 that was deferred under the terms of Apache’s Deferred Delivery Plan related to the vesting of 6,250 RSUs.

APACHE CORPORATION - 2020 Proxy Statement	61

Non-Qualified Deferred Compensation Table

The table below provides supplemental information relating to compensation deferred during fiscal year 2019 under the terms of the Non-Qualified Retirement/Savings Plan and/or the Deferred Delivery Plan by the NEOs:

Name (a)		Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)		Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
John J. Christmann IV	(1)	265,170	470,798	(116,179	) (3)	0	2,660,674
	(2)	208,125	0	(70,327	) (3)	0	1,533,988
Stephen J. Riney	(1)	190,199	214,066	78,139	(3)	0	1,103,924
	(2)	0	0	0		0	0
P. Anthony Lannie	(1)	90,086	164,401	100,308	(3)	0	1,435,833
	(2)	0	0	0		0	0
David A. Pursell	(1)	0	67,210	(3,068	) (3)	0	40,402
	(2)	0	0	0		0	0
W. Mark Meyer	(1)	84,080	153,890	(22,075	) (3)	0	180,935
	(2)	0	0	0		0	0
(1)

Non-Qualified Retirement/Savings Plan — see discussion under “All Other Compensation” above. The amounts in column (b) are also included in the Summary Compensation Table under Salary and Non-Equity Incentive Plan Compensation, as appropriate, for 2019. The amounts in column (c) are also included in the Summary Compensation Table under All Other Compensation for 2019. The amounts in column (f) were previously reported in prior Summary Compensation Tables as follows: Mr. Christmann — $2,864,810; Mr. Riney — $984,251; and Mr. Lannie — $1,846,022.

(2)

Deferred Delivery Plan — see discussion under “All Other Compensation” above and footnote (2) to the table under “Equity Compensation Plan Information” above, as well as under footnote (2) to the table under “Option Exercises and Stock Vested Table.” The amounts in column (b) are not included in the Summary Compensation Table for 2019. For Mr. Christmann — $3,432,182 was previously reported in prior Summary Compensation Tables with respect to his holdings in the Deferred Delivery Plan.

(3)	Earnings not included in column (h) of the Summary Compensation Table as they are not above-market or preferential earnings.

62	APACHE CORPORATION - 2020 Proxy Statement

Potential Payments Upon Termination or Change in Control

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the NEOs in the event of a termination of employment or a change in control of the Company. The amount of compensation payable to each NEO in each situation is listed in the following table for fiscal year 2019, assuming termination had occurred on December 31, 2019. All equity awards have been valued as of December 31, 2019.

Name	Retirement or Voluntary Termination (2) ($)	For Cause Termination ($)	Termination without Cause (3) ($)	Change in Control Termination (4) ($)	Death or Disability ($)
John J. Christmann IV
Cash Benefits	0	0	4,290,000	12,056,230	0
Benefits Continuation
Health	0	0	22,203	45,934	0
Life	0	0	0	20,422	0
Unvested & Accelerated
Restricted Stock Units	0	0	10,371,937	18,345,007	18,345,007
Stock Options	0	0	0	0	0
TOTAL	0	0	14,684,140	30,467,593	18,345,007
Stephen J. Riney
Cash Benefits	0	0	2,186,250	6,102,075	0
Benefits Continuation
Health	0	0	1,338	2,601	0
Life	0	0	0	33,140	0
Unvested & Accelerated
Restricted Stock Units (1)	0	0	4,003,218	7,161,378	7,161,378
Stock Options	0	0	0	0	0
TOTAL	0	0	6,190,806	13,299,194	7,161,378
P. Anthony Lannie
Cash Benefits	0	0	1,772,250	4,887,580	0
Benefits Continuation
Health	0	0	16,024	31,265	0
Life	0	0	0	96	0
Unvested & Accelerated
Restricted Stock Units	4,745,946	0	2,666,892	4,745,946	4,745,946
Stock Options	0	0	0	0	0
TOTAL	4,745,946	0	4,455,166	9,664,887	4,745,946
David A. Pursell
Cash Benefits	0	0	1,721,250	4,704,500	0
Benefits Continuation
Health	0	0	13,189	28,302	0
Life	0	0	0	27,680	0
Unvested & Accelerated
Restricted Stock Units	0	0	1,638,475	4,065,061	4,065,061
Stock Options	0	0	0	0	0
TOTAL	0	0	3,372,914	8,825,543	4,065,061

APACHE CORPORATION - 2020 Proxy Statement	63

Name	Retirement or Voluntary Termination (2) ($)	For Cause Termination ($)	Termination without Cause (3) ($)	Change in Control Termination (4) ($)	Death or Disability ($)
W. Mark Meyer
Cash Benefits	0	0	1,721,250	4,704,500	0
Benefits Continuation
Health	0	0	24,553	47,916	0
Life	0	0	0	29,434	0
Unvested & Accelerated
Restricted Stock Units	0	0	1,671,966	4,110,765	4,110,765
Stock Options	0	0	0	0	0
TOTAL	0	0	3,417,769	8,892,615	4,110,765
(1)

On February 18, 2015, Mr. Riney was granted 45,000 restricted stock units. The restricted stock units vested 9,000 on March 1, 2016, 9,000 on February 18, 2017, 9,000 on February 18, 2018, 9,000 on February 18, 2019, and 9,000 on February 18, 2020. Upon vesting, Apache issues one share of common stock for each restricted stock unit, and 5,400 out of each 9,000 shares will not be eligible for sale by Mr. Riney until such time as he retires or terminates employment with the Company. If Mr. Riney is terminated by the Company without cause and not by reason of becoming disabled or if he terminates employment for good reason, then all restricted stock units shall vest and the above restrictions shall lapse.

(2)

The awards allow continued vesting upon retirement after attaining age 55 and a certain combination of age and years of service. This provision also applies to performance share awards for eligible participants, provided that such retirement occurs after the first three months of the performance period (and not before). As of December 31, 2019, only Mr. Lannie met the age and service requirements to qualify for continued vesting of all of his outstanding awards beyond retirement, subject to certain conditions.

(3)

Reflects amounts in accordance with the Executive Termination Policy as amended on July 29, 2019. Under the Executive Termination policy, each NEO would be entitled to receive the following benefits in connection with a termination of employment without cause: (i) two times base salary for the Chief Executive Officer and 1.75 times base salary for the other NEOs; (ii) a prorated target bonus; (iii) twelve months’ COBRA subsidy at active employee rates; (iv) three years’ service credit toward retiree medical, which would not apply to any of the NEOs based on their age and/or service; (v) prorated vesting for restricted stock units and stock options and extension of exercise period to full life of original stock option award; and (vi) prorated vesting based on time in performance period for performance shares provided the NEO has participated in the performance program for at least one year of the performance period (calculated at the end of the performance period and, if a payout is warranted, paid in cash according to the performance program’s vesting schedule). The value included in the table for accelerated vesting of restricted stock units assumes that target performance is achieved with respect to any restricted stock units that vest based on the achievement of performance measures. NEOs will not be entitled to any payments under the Executive Termination Policy if they are entitled to payments under the Income Continuance Plan (discussed below).

(4)

The Company has established the Income Continuance Plan as amended on July 29, 2019. The plan provides that all officers of the Company, including the NEOs, and all employees who have either reached the age of 40, served the Company for more than ten years, or have been designated for participation based upon special skills or experience, will receive the following payments and benefits if their employment is terminated in connection with or within two years following a “change in control” of the Company (as defined in the plan): (i) for executive officers only, a lump sum payment equal to 12 times the employee’s “monthly compensation”; (ii) payment of the monthly compensation on a monthly basis for 24 months following termination of employment; (iii) a prorated bonus; (iv) two years’ of employer contributions that would have been made to the Company’s qualified retirement plans on the employee’s behalf had such termination of employment not occurred; (v) continuation of medical, dental, vision and employee assistance benefits for 24 months at no greater than active employee rates, grossed-up for any amounts that are paid on an after-tax basis; and (vi) continued life insurance benefits for 24 months at no greater than active employee rates. For the purposes of the Income Continuance Plan, “monthly compensation” means one-twelfth of all cash compensation, including salary, incentive compensation and bonuses, but excluding any cash paid pursuant to the Company’s long-term incentive programs, paid to the employee during the year immediately preceding the termination date; provided, that for purposes of determining monthly compensation, bonuses shall be valued at the greater of (i) the target bonus for the year in which the termination occurs or (ii) the average bonus paid to the employee during the three years immediately preceding the termination date. In addition, under our equity compensation plans and award agreements, each NEO would receive full accelerated vesting of all equity awards, with vesting based on target performance being achieved with respect to any performance awards that have not been completed as of the termination date.

64	APACHE CORPORATION - 2020 Proxy Statement

Payments Made Upon Death or Disability

Our equity plans provide for full acceleration of outstanding equity awards upon a termination of employment due to death or disability. In addition to the benefits listed in the preceding table, payments will also be made under the Company’s life insurance plan in the event of death for the officers listed above. In the event of disability, these executive officers would benefit under the Company’s disability insurance plan.

CEO Pay Ratio

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee.

The annual total compensation of our median employee for the calendar year 2019 was $157,761 USD. As disclosed in the Summary Compensation Table, our Chief Executive Officer’s annual total compensation for 2019 was $14,287,300 USD. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 91:1, down from 96:1 in 2018.

We did not have any substantial changes in our workforce population that we believe would significantly impact our pay ratio calculation. Therefore, we utilized the same median employee that we identified in our 2017 and 2018 pay ratio analysis. (The original median employee identified began employment part-way through the year in 2017. Therefore, a similarly situated employee was selected as the median employee to reflect compensation for a full year.) The median employee is located in Houston, Texas, in a senior analyst role within corporate land administration. We evaluated gross compensation, excluding equity. The median employee’s compensation consists of approximately 66 percent base salary, 19 percent equity, five percent annual incentive compensation, and 10 percent benefits and other compensation. No cost of living adjustment was applied. We excluded the CEO in determining the median employee.

Our CEO’s 2019 compensation was 77 percent long-term and equity-based, the ultimate value of which is related directly to common stock performance. As a result of this emphasis on equity and shareholder alignment, the CEO pay ratio is 35:1 when utilizing the same methodology that we used for determining the median employee, which excludes equity.

We determined that, as of December 31, 2017, our employee population consisted of 3,343 individuals (excluding the CEO), which included full-time and part-time employees that received taxable compensation located in the United States, Egypt, and the United Kingdom.

Our employee population has the following characteristics (the figures are rounded):

•	99 percent full-time and one percent part-time

•	74 percent U.S., 17 percent U.K., and nine percent Egypt

•	34 percent technical functions, 36 percent administrative/center functions, and 28 percent field operations, with the balance of approximately 1 percent in executive or other roles

•	Apache hires temporary employees to cover essential functions when employees are on leave of absence. Apache does not hire seasonal employees.

To stay competitive with the market, Apache participates in numerous benchmarking surveys relevant to the oil and gas industry, locations where we maintain offices, and functional areas.

This information is being provided for compliance purposes. Neither the MD&C Committee nor the executives of our company use the pay ratio measure in making compensation decisions.

Compensation Committee Interlocks and Insider Participation

During 2019, William C. Montgomery, Annell R. Bay, Rene R. Joyce, and Daniel W. Rabun served on the MD&C Committee of the Company’s Board of Directors.

No executive officer of the Company serves, or in the past year has served, as a member of the compensation (or similar) committee or on the board of directors of another entity, one of whose executive officers served on the Company’s MD&C Committee or as a member of the Company’s Board of Directors. During fiscal year 2019, no member of the MD&C Committee (i) was an officer or employee of the Company, (ii) was formerly an officer of the Company, or (iii) had any business relationship or conducted any business with the Company other than as an independent director of the Company. The Board evaluated each member’s independence under the independence standards promulgated by NYSE and Nasdaq for compensation committees and determined that each member was independent for purposes of serving on the Company’s MD&C Committee.

APACHE CORPORATION - 2020 Proxy Statement	65

Certain Business Relationships and Transactions

The Company’s Board of Directors has adopted a Code of Business Conduct and Ethics, which was last revised in September 2019. The Code of Business Conduct and Ethics prohibits conflicts of interest between any director, officer, or employee and the Company. The Code of Business Conduct and Ethics requires directors, officers, and employees to inform the Company of any transaction that involves related parties and that may give rise to a conflict of interest. Pursuant to its charter, the CG&N Committee reviews related party transactions on an ongoing basis to prevent conflicts of interest. The CG&N Committee reviews a transaction in light of the affiliations of the director, officer, or employee and the affiliations of such person’s immediate family. Transactions are presented to the CG&N Committee for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If the CG&N Committee finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. The CG&N Committee approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of the Company. The determination of the CG&N Committee is documented in the Committee’s minutes. The Board of Directors reviews transactions to determine whether a transaction impairs the independence of a director and such determination is documented in the Board’s minutes. The Code of Business Conduct and Ethics and the CG&N Committee charter are available on the Company’s website (www.apachecorp.com).

66	APACHE CORPORATION - 2020 Proxy Statement

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(PROPOSAL NO. 11)

The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work of the independent auditor employed by the Company and establishes guidelines for the retention of the independent auditor for any permissible services. In performing these responsibilities, among other things, the Audit Committee (i) reviews the qualifications, performance, and independence of the independent auditor, (ii) reviews and evaluates the lead partner of the independent auditor having primary responsibility for the Company’s audit and ensures the rotation of such partners as required by law, and (iii) considers whether the audit firm should be rotated in order to maintain the independence between the independent auditor and the Company.

The Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm, to audit the Company’s financial statements for fiscal year 2020. Ernst & Young LLP served as the Company’s independent auditors for fiscal year 2019 and reported on the Company’s consolidated financial statements for that year, as well as the effectiveness of the Company’s internal control over financial reporting. Ernst & Young LLP has served as the Company’s independent auditors since 2002. The Board believes that the continued retention of Ernst & Young LLP to serve as the Company’s independent auditor is in the best interests of the Company and its stockholders and, at the request of the Audit Committee, is asking you to ratify that appointment.

Representatives of Ernst & Young LLP will be present at the annual meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions regarding Apache’s business.

Although shareholder ratification is not required, the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2020 is being submitted for ratification at the annual meeting because the Board believes doing so is a good corporate governance practice. Furthermore, the Audit Committee will take shareholders’ opinions regarding the appointment of Ernst & Young LLP into consideration in future deliberations. If Ernst & Young LLP’s appointment is not ratified at the annual meeting, the Audit Committee will consider the engagement of other independent accountants. The Audit Committee may terminate Ernst & Young LLP’s engagement as the Company’s independent auditors without the approval of the Company’s shareholders whenever the Audit Committee deems appropriate.

The fees paid to Ernst & Young LLP for 2019 and 2018 were as follows:

	(amounts in thousands)

Description	2019 ($)	2018 ($)

Audit Fees	4,572	4,479

Audit-Related Fees	280	723

Tax Fees	340	481

All Other Fees	—	—

Audit Fees were for professional services rendered for the annual audit of the consolidated financial statements included in the Form 10-K, including the audit of the effectiveness of the Company’s internal controls over financial reporting, the reviews of the financial statements included in the Forms 10-Q, statutory audits, issuance of comfort letters, consents, and assistance and review of documents filed with the SEC. Ernst & Young LLP also served as the independent auditor of Altus Midstream Company (ALTM) for 2019. Fees for the audit of Altus Midstream Company’s annual consolidated financial statements were $1.5 million and $585,000 for 2019 and 2018, respectively, which were not included in the table above.

Audit-Related Fees were for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Audit-related services include consultations related to accounting, financial reporting or disclosure matters not classified as “audit services,” and agreed upon or expanded audit procedures.

Tax Fees were for services related to tax planning and compliance, tax-related and structuring-related consultation, and tax services related to potential acquisitions/dispositions.

All audit, audit-related, tax, and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with that firm’s independence in the conduct of its auditing functions. The Audit Committee has taken into consideration whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining auditor independence.

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None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

Pre-Approval of Independent Auditor Services and Fees

To ensure the independence of our independent auditors and to comply with the applicable securities laws, the listing standards of the New York Stock Exchange and the Nasdaq Stock Market, and the Audit Committee charter, the Audit Committee has established a policy and related procedures with respect to services that may be performed by the Company’s independent auditors (the “Pre-Approval Policy”).

The Pre-Approval Policy provides that the Company’s independent auditors may not perform any service for Apache, subject to those exceptions that may be permitted by applicable law, unless: (i) the service has been pre-approved by the Audit Committee or (ii) the Company engaged the independent auditors to perform the service pursuant to the pre-approval provisions of the Pre-Approval Policy. In addition, the Pre-Approval Policy prohibits the Audit Committee from pre-approving certain non-audit services that are prohibited from being performed by the Company’s independent auditors by applicable securities laws.

Pursuant to the Pre-Approval Policy, the Audit Committee has pre-approved certain categories of services to be performed by the independent auditors and a maximum amount of fees for each category. The Audit Committee reassesses these service categories and the associated maximum fee limits annually. Individual projects within the approved service categories have been pre-approved only to the extent that the fees for each individual project do not exceed a specified dollar limit, which amount is reassessed annually. The Committee also considers on a case-by-case basis specific engagements that are not otherwise pre-approved or that exceed pre-approved fee amounts. The Audit Committee grants pre-approval, subject to fee limits, for services that fall within that “All Other Fees” category on an engagement-by-engagement basis.

At least annually, the Audit Committee designates a member of the Audit Committee to whom it delegates its pre-approval responsibilities. That member has the authority to approve interim requests to pre-approve services and maximum fee limits, provided that the member informs the Audit Committee of his or her decision at the Audit Committee’s next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL YEAR 2020.

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ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(PROPOSAL NO. 12)

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and Section 14A of the Securities Exchange Act of 1934, as amended, the Company is asking its shareholders to cast an advisory vote to approve the compensation of the Company’s named executive officers (our “NEOs”) as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K. This proposal, commonly known as “say-on-pay,” gives our shareholders the opportunity to express their views on the design and effectiveness of our executive compensation programs.

As described in detail in the section of this proxy statement titled “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our executive officers (including our NEOs), who are critical to our success. Under these programs, our NEOs are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased shareholder value. Please read the section of this proxy statement titled “Compensation Discussion and Analysis,” and the compensation tables that follow it, for additional details about our executive compensation programs.

At each of the Company’s annual meetings since the 2011 annual meeting of shareholders, the Company’s shareholders have cast an advisory vote on the compensation of the Company’s NEOs, as disclosed in the proxy statement for such meeting, and the Board and the MD&C Committee have considered the result of these shareholder votes in setting compensation policies and making compensation decisions for each of the fiscal years that has followed.

At the 2017 annual meeting of shareholders, the Company’s shareholders again determined, on an advisory basis, that the say-on-pay vote should be held on an annual basis. In accordance with this determination, we are asking our shareholders to indicate their support for the compensation of our NEOs as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this proxy statement. Accordingly, we ask our shareholders to vote FOR the following resolution:

RESOLVED, that the compensation paid to the NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion, is hereby approved.

The say-on-pay vote is advisory and, therefore, not binding on the Company, the MD&C Committee, or our Board of Directors. Our Board of Directors and our MD&C Committee value the opinions of our shareholders, and to the extent there is a significant vote against the compensation paid to our NEOs, as disclosed in this proxy statement, we will consider our shareholders’ concerns and will evaluate what, if any, further actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

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FUTURE SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholders are entitled to submit proposals on matters appropriate for shareholder action at next year’s annual meeting consistent with regulations of the SEC and the Company’s bylaws.

Proposals for Inclusion in Next Year’s Proxy Statement

The SEC rules permit shareholders to submit proposals (other than director nominations) for inclusion in our proxy statement for next year’s annual meeting if the shareholder and the proposal meet the requirements specified in SEC Rule 14a-8.

•	When to send these proposals. Any shareholder proposal submitted in accordance with SEC Rule 14a-8 must be received by the Company’s corporate secretary on or before December 4, 2020.

•	Where to send these proposals. Proposals should be addressed to the Company’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400.

•	What to include. Proposals must conform to and include the information required by SEC Rule 14a-8.

Director Nominees for Inclusion in Next Year’s Proxy Statement (Proxy Access)

Our bylaws permit a shareholder or a group of shareholders (up to 20) who have owned an aggregate of at least 3% of Apache’s outstanding common stock continuously for at least three years the ability to submit director nominees (up to 25% of the Board) for inclusion in our proxy statement, if the shareholder(s) and the nominee(s) satisfy the requirements set forth in Article IV, Section 14 of our bylaws.

•

When to send these proposals. Notice of director nominees submitted under Article IV, Section 14 of our bylaws must be received no earlier than December 15, 2020, and no later than the close of business on January 14, 2021.

•	Where to send these proposals. Proposals should be addressed to the Company’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400.

•

What to include. Notice must include the information required by Article IV, Section 14 of our bylaws. Our bylaws are filed as an exhibit to the Company’s most recent annual report on Form 10-K filed with the SEC, or a printed copy of our bylaws is available free of charge by writing to the Company’s corporate secretary at the address above.

Other Proposals of Nominees for Presentation at Next Year’s Annual Meeting

Our bylaws also provide that any shareholder proposal, including any director nomination, that is not submitted for inclusion in next year’s proxy statement (either under SEC Rule 14a-8 or our proxy access bylaws, each as described above), may instead be presented directly at next year’s annual meeting if the submitting shareholder satisfies the requirements set forth in Article IV, Section 13 (with respect to director nominations) or Article IV, Section 12 (with respect to other proposals) of our bylaws.

•

When to send these proposals. Shareholder proposals, including director nominations, submitted under these bylaw provisions must be received by the Company’s corporate secretary not less than 120 days prior to the meeting, which is expected to be held in May 2021.

•	Where to send these proposals. Proposals should be addressed to the Company’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400.

•

What to include. Proposals must include the information required by Article IV, Section 13 of our bylaws (with respect to director nominations) or Article IV, Section 12 of our bylaws (with respect to other proposals). Our bylaws are filed as an exhibit to the Company’s most recent annual report on Form 10-K filed with the SEC, or a printed copy of our bylaws is available free of charge by writing to the Company’s corporate secretary at the address above.

•

Discretion to vote proxies on these proposals. If any shareholder proposal, including any director nomination, is properly presented directly at next year’s annual meeting, proxies will be voted on such proposals in accordance with the judgment of the management representatives who shall have been granted the authority to vote such proxies.

The Company’s annual report on Form 10-K and our other reports filed with the SEC are made available on our website and on www.sec.gov.

70	APACHE CORPORATION - 2020 Proxy Statement

SHAREHOLDERS WITH THE SAME LAST NAME AND ADDRESS

The SEC rules permit companies and intermediaries (such as brokers) to implement a delivery procedure known as “householding.” Under this procedure, multiple Apache shareholders who reside at the same address may receive a single set of proxy materials, unless one or more of the shareholders has provided contrary instructions. This procedure reduces printing costs and postage fees and saves natural resources.

If you hold your shares in “street name” (your shares are held in a brokerage account or by a bank or other nominee), you may revoke your consent to householding at any time by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or calling Broadridge at 1-800-542-1061. You can also request information about householding from your broker or bank.

If you are a shareholder of record (your shares are held in your own name and not held in a brokerage account) who received a household mailing this year, and you would like to have additional copies of proxy materials mailed to you or if you would like to opt out of householding for future mailings, please send your written request to EQ Shareowner Services, Attn: Householding/Apache Corporation, P. O. Box 64854, St. Paul, Minnesota 55164-0854.

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SOLICITATION OF PROXIES

Solicitation of proxies for use at the annual meeting may be made in person or by mail, telephone, or other electronic means by directors, officers, and regular employees of the Company. These persons will receive no special compensation for any solicitation activities. The Company has requested banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of shares of the Company’s common stock for whom they are record holder, and the Company will, upon request, reimburse reasonable forwarding expenses. The Company has retained Georgeson LLC to assist in soliciting proxies from brokers, bank nominees, and other institutional holders for a fee not to exceed $14,500 plus expenses. All costs of the solicitation will be borne by the Company.

By order of the Board of Directors

APACHE CORPORATION

Rajesh Sharma

Corporate Secretary

NOTE: Shareholders are requested to promptly vote their shares using one of the methods explained on pages 2 and 3 of this proxy statement.

72	APACHE CORPORATION - 2020 Proxy Statement

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

MAY 14, 2020

AND PROXY STATEMENT

APACHE CORPORATION | 2000 POST OAK BOULEVARD, SUITE 100 | HOUSTON, TEXAS 77056-4400 | 713.296.6000 | WWW.APACHECORP.COM

Shareowner Services [Apache Logo] P.O. Box 64945 St. Paul, MN 55164-0945 Address Change? Mark box, sign, and Indicate changes below: TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL PROPOSALS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote “FOR” Proposals 1 through 12. Proposals 1-10. Election of Directors: FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 1. Annell R. Bay 6. John E. Lowe 2. John J. Christmann IV 7. William C. Montgomery Please fold here – Do not separate 3. Juliet S. Ellis 8. Amy H. Nelson 4. Chansoo Joung 9. Daniel W. Rabun 5. Rene R. Joyce 10. Peter A. Ragauss 11. Ratification of Ernst & Young LLP as Apache’s Independent Auditors For Against Abstain 12. Advisory Vote to Approve Compensation of Apache’s Named Executive Officers For Against Abstain 13. The Proxies are authorized to vote in their best judgment upon such other business as may properly come before the meeting or any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 THROUGH 12. Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

APACHE CORPORATION ANNUAL MEETING OF STOCKHOLDERS Thursday, May 14, 2020 10:00 a.m. POC3 Live Oak Auditorium 1990 Post Oak Boulevard Houston Houston, Texas 77056 Important Notice Regarding Internet Availability of Proxy Materials for this Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at http://www.proxydocs.com/APA http://www.proxydocs.com/APA http://www.proxydocs.com/APA[Apache Logo] proxy http://www.proxydocs.com/APAAPACHE CORPORATION – 2020 PROXY http://www.proxydocs.com/APA http://www.proxydocs.com/APAThis proxy is solicited on behalf of the board of directors http://www.proxydocs.com/APAfor use at the Annual Meeting on May 14, 2020 By signing this proxy, you revoke all prior proxies and appoint John J. Christmann IV, Stephen J. Riney, and P. Anthony Lannie a http://www.proxydocs.com/APAs Proxies, with full power of substitution, and authorize them to represent the undersigned at the annual meeting of stockholders to be held May 14, 2020, or any adjournment thereof, and to vote all the shares of common http://www.proxydocs.com/APAstock of Apache Corporation held of record by the undersigned on March 16, 2020. This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. IF NO http://www.proxydocs.com/APADIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 THROUGH 12. http://www.proxydocs.com/APA For participants in the Apache 401(k) Savings Plan, if this proxy is properly executed, then the shares credited to your account will be voted in the manner directed by the undersigned. If no direction is given, if the card is not signed, or if the card is not received by May 11, 2020, then the shares credited to your account will be voted in proportion to directions received by Fidelity Management Trust Company, the trustee for the Apache 401(k) Savings Plan. http://www.proxydocs.com/APAVote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week http://www.proxydocs.com/APAYour phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. ? INTERNET/MOBILE www.proxypush.com/apa Use the Internet to vote your proxy until 11:59 p.m. (central time) on May 13, 2020. Scan code below for mobile voting. ? PHONE 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (central time) on May 13, 2020. * MAIL Mark sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.